UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cerecor Inc.
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540 Gaither Road, Suite 400
Rockville, Maryland 20850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2020
Dear Stockholder of Cerecor Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Cerecor Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 18, 2020 at 8:30 a.m. local time at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland for the following purposes:

1.	To elect the seven directors nominated by our board of directors (the "Board") and named herein to hold office for a one-year term until the 2021 Annual Meeting of stockholders.

2.	To approve the Cerecor Inc. Third Amended and Restated 2016 Equity Incentive Plan.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 23, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 18, 2020 at 8:30 a.m. local time at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland

The proxy statement and annual report to stockholders are available at IR.cerecor.com.

By Order of the Board of Directors,
/s/ Michael F. Cola
Michael F. Cola
Chief Executive Officer

Rockville, Maryland
April 28, 2020

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote by internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

Special Note Regarding COVID-19. Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the meeting and take advantage of the ability to vote by proxy via internet or mail, as instructed on the enclosed proxy card. If you elect to attend in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Should further developments with COVID-19 necessitate that we change any material aspects of the meeting, we will make public disclosure of such changes. We thank you for your cooperation as we balance opportunities for stockholder engagement with the safety of our community and each of our stockholders.

CERECOR INC.
540 Gather Road, Suite 400
Rockville, Maryland 20850
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
June 18, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Cerecor Inc. (sometimes referred to as the “Company” or “Cerecor”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 28, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 18, 2020 at 8:30 a.m. local time at the Sheraton Rockville Hotel, 920 King Farm Boulevard, Rockville, Maryland 20850. Information on how to vote in person at the Annual Meeting is discussed below.

Special Note Regarding COVID-19. Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the meeting and take advantage of the ability to vote by proxy via internet or mail, as instructed on the enclosed proxy card. If you elect to attend in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Should further developments with COVID-19 necessitate that we change any material aspects of the meeting, we will make public disclosure of such changes. We thank you for your cooperation as we balance opportunities for stockholder engagement with the safety of our community and each of our stockholders.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 23, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 59,606,018 shares of the Company’s common stock, par value $0.001 per share, outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2020, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2020, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you must direct your broker or other agent regarding how to vote the shares in your account, or they will not be voted. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?
There are two matters scheduled for a vote:

1.	To elect the seven directors nominated by the Board and named herein to hold office for a one-year term until the 2021 Annual Meeting of Stockholders.

2.	To approve the Cerecor Inc. Third Amended and Restated 2016 Equity Incentive Plan.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the internet, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote over the internet, by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website. Your Internet vote must be received by 11:59 p.m., Eastern Time on June 17, 2020 to be counted.

•
To vote using a requested proxy card, simply complete, sign and date the proxy card that are delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent. Follow the instructions from your broker, bank, dealer or other agent included with these proxy materials, or contact your broker, bank, dealer or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 23, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by internet, by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, dealer or other agent how to vote your shares, your broker or nominee may not vote your shares on any of the proposals without your instructions and your shares will not be voted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the Proposal described above, and “For” the director nominees named herein. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name
Yes, you can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by internet;

•	You may submit another properly completed proxy card with a later date;

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 540 Gaither Road, Suite 400, Rockville, Maryland 20850; or

•	You may attend the Annual Meeting and vote in person, although simply attending the meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or dealer as a nominee or agent, you should follow the instructions provided by your broker, bank or dealer.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Any proposals that a stockholder intends to present at our 2021 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than 5:00 p.m., Eastern time, on December 29, 2020. Any such proposals also must comply with Rule 14a-8 regarding the inclusion of stockholder proposals in the Company’s proxy materials. Proposals should be addressed to the Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your proposal or director nomination must be submitted in writing between February 18, 2021 and March 20, 2021, to Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850. Director nominations must include the information required by our bylaws, including, among other things the full name, address and age of the proposed nominee, the proposed nominee’s principal occupation or employment, the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withheld” and broker non-votes and, with respect to the other proposal, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted toward the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1 and 2.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as broker non-votes.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.	Elect seven directors nominated by the Board	Nominees receiving the most “For” votes	“Withheld” votes will have no effect	None
2.	Equity Incentive Plan Proposal	“For” votes from a majority of the shares present on the record date and entitled to vote on this Proposal 2	Against	None
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. At the close of business on the record date, there were 59,606,018 shares outstanding and entitled to vote. Thus, the holders of 29,803,010 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by internet or proxy card (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting. In addition, we will publish final voting results in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

The Board currently consists of ten members, each of which serve for a one-year term or until a successor has been elected and qualified. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the year term and until the director’s successor is duly elected and qualified.

It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. In 2019, all of our directors then holding office attended the Annual Meeting.

In accordance with the Company’s Bylaws, the Board set the number of directors as of the date of the Annual Meeting at seven members. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

Pursuant to the Securities Purchase Agreement dated April 27, 2017, between the Company and Armistice Capital Master Fund Ltd. (an affiliate of Armistice Capital, LLC and collectively “Armistice”), as long as Armistice maintains beneficial ownership of at least 13% of our outstanding common stock, Armistice, exclusively and as a separate class, has the right to designate two directors to our Board, and as along as Armistice maintains beneficial ownership of at least 10% of our outstanding common stock, Armistice, exclusively and as a separate class, has the right to designate one director. As of the Record Date, Armistice beneficially owned approximately 56.2% of our outstanding common stock.

Directors Nominated for Election at the Annual Meeting:

Name	Age	Director Since	Position with Cerecor
Sol Barer, Ph.D.	73	February 2020	Chairman of the Board
Steven Boyd	39	May 2017	Director
Suzanne Bruhn, Ph.D.	56	April 2020	Director
Michael Cola	60	February 2020	Director and Chief Executive Officer
Phil Gutry	46	April 2015	Director
Joseph Miller	46	April 2020	Director
Magnus Persson, M.D., Ph.D.	59	April 2012	Director

Sol Barer, Ph.D. Dr. Barer, age 73, has served on our Board since February 2020 and was appointed Chairman of the Board in April 2020. Dr. Barer spent most of his professional career with the Celgene Corporation where he was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until January 2011, and Chairman and Chief Executive Officer from May 2006 until June 2010. Previously he was appointed President in 1993 and Chief Operating Officer in 1994 before assuming the CEO position. He also served as Senior Vice President, Science and Technology, and Vice President/General Manager, Chiral Products, from October 1990 to October 1993, and Vice President, Technology, from September 1987 to October 1990. Dr. Barer was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene. Dr. Barer serves as Chairman of the Board of Teva Pharmaceutical Industries, Centrexion, and NexImmune and is the Lead Director of ContraFect. Dr. Barer is also the Founding Chair of the Center for Innovation and Discovery at the Hackensack Meridian Medical School. He served as Chairman of the Board of Edge Therapeutics from 2013 to

March 2019, on the board of Aevi Genomic Medicine, LLC ("Aevi") from 2012 to February 2020 (when Aevi merged with Cerecor), on the board of Aegerion Pharmaceuticals from 2011 to 2016, on the board of Amicus Therapeutics from 2009 to February 2017 and as Chairman of the Board of InspireMD from 2011 to June 2017. In 2011, Dr. Barer was Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee which resulted in sweeping changes in the structure of New Jersey’s medical schools and public research universities. He previously served as a Commissioner of the New Jersey Commission on Science and Technology. He was a member of the Board of Trustees of Rutgers University (until 2013). From 2010 to 2012, he also served two terms as Chair of the Board of Trustees of BioNJ, the New Jersey biotechnology organization. Dr. Barer received his Ph.D. in organic and physical chemistry from Rutgers University and his B.S. in chemistry from Brooklyn College of the City University of New York. Our Board believes that Dr. Barer's wealth of experience in the biotechnology industry makes him a valuable member of our Board.
Steven Boyd. Mr. Boyd, age 39, has served on our Board since May 2017. He is the Chief Investment Officer of Armistice Capital, a long-short equity hedge fund focused on the health care and consumer sectors based in New York City. Previously, Mr. Boyd had been a Research Analyst at Senator Investment Group, York Capital, and SAB Capital Management, where he focused on health care. Mr. Boyd began his career at McKinsey & Company. Mr. Boyd received a B.S. in Economics as well as a B.A. in Political Science from The Wharton School of the University of Pennsylvania. Our Board believes that Mr. Boyd’s experience in the capital markets and strategic transactions, and his focus on the healthcare industry makes him a valuable member of our Board.

Suzanne Bruhn, Ph.D. Dr. Bruhn, 56, has served on our Board since April 2020. Dr. Bruhn brings to the Company her extensive experience in the biopharmaceutical industry, including her expertise in the development, commercialization and partnering of products for the treatments for serious and rare diseases. Dr. Bruhn currently serves as the President and Chief Executive Officer, and as a director of Tiaki Therapeutics, Inc., a private biotechnology company. Prior to that she served as the President and Chief Executive Officer, and as a director of Proclara Biosciences, Inc., a clinical-stage biotechnology company, or Proclara, from April 2017 to September 2018. Prior to joining Proclara, from May 2012 to November 2015, Dr. Bruhn served as President and Chief Executive Officer and as a director of Promedior Inc. She served as a member of the board of directors of Raptor Pharmaceuticals Corp., a publicly-traded commercial-stage biopharmaceutical company focused on rare diseases, from April 2011 until it was acquired by Horizon Pharma plc in October 2016. She served as a member of the board of directors of Novelion Therapeutics Inc., a publicly traded commercial-stage company focused on rare diseases, from October 2017 until January 2020. Previously, Dr. Bruhn served in a number of roles of increasing responsibility at Shire plc, a publicly-traded biopharmaceutical company, from December 1998 until February 2012, most recently as Senior Vice President, Strategic Planning and Program Management. Dr. Bruhn currently also serves on the board of directors of Aeglea BioTherapeutics, Inc., a publicly-traded biotechnology company focused on the treatment of rare genetic diseases and cancer, Retrophin, Inc., a publicly-traded biopharmaceutical company focused on identifying, developing and delivering life-changing therapies to people living with rare diseases, and Pliant Therapeutics, Inc., a private biotechnology company. Dr. Bruhn received her B.S. degree in Chemistry from Iowa State University and her Ph.D. in Chemistry from Massachusetts Institute of Technology. Our Board believes that Dr. Bruhn’s experience in the development, commercialization and partnering of products for the treatments for serious and rare diseases makes her a valuable member of our Board.

Michael Cola. Mr. Cola, age 60, has served on our Board and as the Company's Chief Executive Officer and Principal Executive Officer since February 2020, when the Company merged with Aevi. Mr. Cola served as President and Chief Executive Officer of Aevi from September 2013 until February 2020. Prior to joining Aevi, Mr. Cola served as President of Specialty Pharmaceuticals at Shire plc, a global specialty pharmaceutical company, from 2007 until April 2012. He joined Shire in 2005 as EVP of Global Therapeutic Business Units and Portfolio Management. Prior to joining Shire, he was with Safeguard Scientifics, Inc., a growth capital provider to life sciences and technology companies, where he served as President of the Life Sciences Group. While at Safeguard, Mr. Cola served as Chairman and CEO of Clarient, Inc., a cancer diagnostics company subsequently acquired by GE Healthcare, and as Chairman of Laureate Pharma, Inc., a full-service contract manufacturing organization serving research-based biologics companies. Prior to Safeguard Scientifics, Mr. Cola held senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and at AstraZeneca, a global biopharmaceutical company. Mr. Cola received a B.A. in biology and physics from Ursinus College and an

M.S. in biomedical science from Drexel University. He serves on the Board of Directors of Vanda Pharmaceuticals Inc. and Sage Therapeutics, and serves as Chairman of the Board of Governors of the Boys & Girls Clubs of Philadelphia. Mr. Cola also served on the Life Sciences Pennsylvania Board (formerly named Pennsylvania Bio) from 2009 until 2015. Our Board believes that Mr. Cola brings to the Board substantial leadership skills and a wealth of experience in the rare and orphan disease sector of the biotechnology industry, which makes him a valuable member of our Board.

Phil Gutry. Mr. Gutry, age 46, has served on our Board since April 2015. Mr. Gutry has 20 years of experience in the biopharmaceutical industry in a variety of senior investment, business development, and strategic roles. Mr. Gutry currently serves as Chief Business Officer at Kronos Bio. He previously led oncology business development and strategy serving as Executive Director, Business Development at Regeneron Pharmaceuticals, Inc., an integrated biopharmaceutical company from July 2015 through October 2018. From May 2011 to June 2015, Mr. Gutry served as Principal at MPM Capital where he led new company formation and venture investments in oncology and neuroscience, and managed MPM's pharmaceutical partnerships with Janssen and Astellas. Prior to joining MPM Capital, Mr. Gutry worked in corporate development at Gilead Sciences, Inc., a research-based biopharmaceutical company, where he focused on M&A and licensing in oncology, respiratory, liver, and infectious diseases. Mr. Gutry previously worked at Riverside Partners, LLC, a health-care focused private equity firm, where he invested in commercial-stage life science companies. He began his career with The Wilkerson Group, a healthcare focused consulting firm. Mr. Gutry received his M.B.A. in Healthcare Management from The Wharton School and an A.B. in Earth Sciences from Dartmouth College. Our Board believes that Mr. Gutry’s experience in the biopharmaceutical industry makes him a valuable member of our Board.

Joseph Miller. Mr. Miller, age 46, has served on our Board since April 2020. Mr. Miller brings over 20 years of experience and a wealth of financial knowledge as a senior executive with extensive hands-on experience in managing financial operations and supporting enterprise growth across the health sciences, biotech and pharmaceutical sectors. Mr. Miller currently serves as the Chief Financial Officer of Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH). Prior to that, he served as the Company’s Chief Financial Officer and Principal Financial Officer from July 2018 until April 2020. Mr. Miller served as the Company’s Principal Executive Officer from April 2019 to February 2020. Prior to joining Cerecor, Mr. Miller was the Vice President of Finance at Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) from 2015 through April 2018 where he was responsible for building out the finance organization to effectively support the company's rapid growth, ultimately resulting in the $1.2 billion merger with Mallinckrodt in early 2018. From 2006 through 2015, Mr. Miller was the Senior Director of Accounting at QIAGEN and from 2002 to 2006 he served as Vice President of Finance and Chief Financial Officer of Eppendorf-5Prime. Mr. Miller began his career at KPMG LLP. Mr. Miller holds a B.S. degree in accounting from Villanova University and is a Certified Public Accountant. Our Board believes that Mr. Miller’s experience in managing the financial operations and supporting enterprise growth across the health sciences, biotech and pharmaceutical sectors makes him a valuable member of our Board.

Magnus Persson, M.D., Ph.D. Dr. Persson, age 59, has served on our Board since August 2012. Dr. Persson has served as an Associate Professor in Physiology at the Karolinska Institutet since September 1994. Dr. Persson has served as a practicing pediatrician at CityAkuten and Barnsjukhuset Martina in Stockholm, Sweden since December 2012. Previously, Dr. Persson served as a Partner at HealthCap, a Swedish-based venture capital firm, from January 1996 through December 2009, and as a Managing Partner at The Column Group, a San Francisco-based venture capital firm, from January 2010 through November 2011. Dr. Persson co-founded Aerocrine AB, a medical technology company in 1994. Dr. Persson has also served on the boards of Galecto AB, a biotechnology company, since January 2013, Gyros Protein Technologies AB, a provider of peptide synthesis and bioanalytical tools since March 2012, ADDI Medical AB, a healthcare IT-software company, since October 2015, Immunicum AB, a biotechnology company, since December 2015, and Attgeno AB, a biotechnology company, since January 2018. Dr. Persson received his M.D. and Ph.D. in physiology from the Karolinska Institutet. Our Board believes that Dr. Persson’s extensive experience in medicine, life sciences and biotechnology financing and his experience founding and leading public biotechnology and medical technology companies make him a valuable member of our Board who will assist in the development of our growth strategy and business plans.

Other Directors Not Up for Re-election at the Annual Meeting:

The decision not to nominate the following directors for re-election was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Name	Age	Director Since	Position with Cerecor
Uli Hacksell, Ph.D.	69	May 2015	Director
Simon Pedder, Ph.D.	59	April 2018	Director
Keith Schmidt	70	June 2019	Director

Uli Hacksell, Ph.D. Dr. Hacksell, age 69, has served on our Board since May 2015 and he was our President and Chief Executive Officer from January 2016 to August 2017. He previously served as Chairman of our Board from May 2015 to April 2019. Dr. Hacksell is currently Chairman of the Board of Directors of Adhera Therapeutics and is a member of the Board of Directors of InDex Pharmaceuticals, Medivir AB, Beactica AB, and Uppsala University. From September 2000 to March 2015, Dr. Hacksell served as the Chief Executive Officer and as a member of the Board of Directors of ACADIA Pharmaceuticals Inc. From February 1999 to September 2000, he served as the Executive Vice President of Drug Discovery of ACADIA. Previously, Dr. Hacksell held various senior executive positions at Astra AB, a pharmaceutical company, including Vice President of Drug Discovery and Technology, and President of Astra Draco, one of Astra’s largest research and development subsidiaries. He also served as Vice President of CNS Preclinical R&D at Astra Arcus, another Astra subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and also served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. Dr. Hacksell received a Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

Simon Pedder, Ph.D. Dr. Pedder, age 59, has served on our Board since April 2018 and was appointed our Executive Chairman of the Board in April 2019. Dr. Pedder currently serves as the Chief Business and Strategy Officer, Proprietary Products at Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for treatment of cancer. Dr. Pedder has had a long career in drug development, including leadership roles as President and Chief Executive Officer of Cellectar Biosciences from April 2014 to June 2015, and President and Chief Executive Officer of Chelsea Therapeutics from May 2004 to July 2012. Previously he was Vice President of Oncology Pharma Business at Hoffmann-LaRoche, Life Cycle Leader and Global Project Leader of Pegasys/IFN and Head of Hepatitis Franchise at Hoffmann-LaRoche, and Vice President and Head of Drug Development at Shearwater Corporation. Formerly, he was faculty in the Department of Pharmacology in the College of Medicine at the University of Saskatchewan, where he obtained his Ph.D. in Pharmacology. In addition, Dr. Pedder obtained a Master of Science in Toxicology from Concordia University, a Bachelor of Science in Environmental Studies from the University of Waterloo and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School.

Keith Schmidt. Mr. Schmidt, age 70, has served on our Board since June 2019. Mr. Schmidt has served in a variety of leadership positions across drug development, strategic planning, new business planning, product life-cycle management, commercial product launch planning, sales, marketing, acquisitions, licensing and negotiations. Mr. Schmidt’s most recent position was in 2015 with Ballantyne Therapeutics, Inc. as their Chief Commercial Officer. Prior to that Mr. Schmidt served as the Chief Commercial Officer of Chelsea Therapeutics International, Ltd. from 2007 to 2014, when it was sold to H. Lundbeck A/S.  Mr. Schmidt has over 35 years of experience and an outstanding reputation and proven track record in domestic and international pharmaceutical sales, and strategic marketing for launching industry leading drugs including Pegasys®, Naprosyn®, Anaprox®, Cialis®, Cymbalta®, and Strattera®. Mr. Schmidt served as President of Tellico Pharma LLC. and served as Vice President of Thomson Healthcare Advanced Therapeutics Communications.  Over the course of his career, Mr. Schmidt has worked for such companies as Hoffmann-La Roche AG and Syntex Laboratories, Inc.  During his tenure at Hoffmann-La Roche, he served as International Business Leader responsible for global pre-launch marketing preparation, launch market plans, and life cycle planning for Pegasys® in Hepatitis C, Hepatitis B and Oncology. At Roche, he developed and led the global sales and marketing launch efforts for Pegasys and Copegus. Prior to joining Roche, Mr. Schmidt served in a number of progressively senior positions at Syntex Laboratories, variously directing New

Product Development, Sales Force Strategies, OBYN Sales, and Sales Training. Mr. Schmidt earned a Bachelor of Science from South Dakota State University and an MBA from the University of San Francisco.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

After review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards and the independence criteria set forth in our Corporate Governance Guidelines: Dr. Barer, Mr. Boyd, Dr. Bruhn, Mr. Gutry, Dr. Persson and Mr. Schmidt. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years, including the participation by our directors and entities affiliated with our directors in various financing transactions with the Company, and determined that there were no relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

As provided in the Company’s Related Person Transactions Policy, the Board considered that the aggregate dollar amount of the transactions during any 12-month period within the last three fiscal years did not exceed the greater of $1 million or 2% of the other Company’s consolidated gross revenues and, therefore, was not regarded as compromising the director’s independence.

BOARD LEADERSHIP STRUCTURE

The Company’s Board is currently chaired by Dr. Barer who was appointed Chairman of the Board in April 2020. The Board also appointed Keith Schmidt as the lead independent director on August 7, 2019 when the Board’s Chairman was not an independent director to help reinforce the independence of the Board as a whole. The lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over and establish the agendas for meetings of the independent directors, preside over any portions of Board meetings at which the evaluation of the Board is presented or discussed, coordinate the activities of the other independent directors and perform such other duties that the Board may establish or delegate. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believed at the time of Mr. Schmidt’s appointment that the lead independent director could help ensure the effective independent functioning of the Board in its oversight responsibilities.

Our independent directors meet alone in executive session no less than two times per year. The Chairman of the Board may call additional executive sessions of the independent directors at any time, and the Chairman of our Board shall call an executive session at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

Following the 2020 Annual Meeting of Stockholders, Keith Schmidt will no longer sit on the Board and the Board will no longer have a lead independent director. Currently, the Chairman of the Board is not our principal executive officer. While our Board believes the separation of these positions serves our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board and principal executive officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees and the historical experience and understanding of our Company and industry of Dr. Barer.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board believes that risk management is an important part of establishing, updating and executing the Company’s business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The Audit Committee of the Board, as part of its responsibilities, oversees the management of financial risks, including accounting matters, corporate tax positions, insurance coverage and cash investment strategy and results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the Company’s internal audit function, if required, and its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee of the Board oversees the management of risks associated with our overall compliance and corporate governance practices, and the independence and composition of our Board. These committees provide regular reports, on at least a quarterly basis, to the full Board.

MEETINGS OF THE BOARD

The Board met nine times during 2019. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of 2019 for which he was a director or committee member, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the current membership for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Sol Barer, Ph.D.
Steven J. Boyd			X
Suzanne Bruhn, Ph.D.
Michael Cola
Phil Gutry	X*	X	X*
Uli Hacksell, Ph.D.
Joseph Miller
Magnus Persson, M.D., Ph.D.	X	X*	X
Simon Pedder, Ph.D.
Keith Schmidt	X	X

* Committee Chairperson

Isaac Blech served on the Board until March 26, 2019. Mr. Blech served on the Audit Committee until March 7, 2019 and served as the chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee until March 26, 2019.

Dr. Pedder served on the Audit Committee until April 10, 2019. Dr. Pedder also served on the Nominating and Corporate Governance Committee until April 10, 2019, serving as the Committee Chairperson from March 26, 2019 to April 10, 2019. Because Dr. Pedder was named the Executive Chairman on April 10, 2019, he stepped off of the Audit Committee and Nominating Corporate Governance Committee on April 10, 2019. Mr. Gutry and Dr. Persson were appointed to the Nominating and Corporate Governance Committee on April 10, 2019.

Mr. Schmidt was appointed to the Board effective June 11, 2019 and was also appointed to serve as a member of the Audit Committee and the Compensation Committee effective June 11, 2019.

Dr. Barer and Mr. Cola were appointed to the Board effective February 3, 2020.

Peter Greenleaf served on the Board at all times during the year ended December 31, 2019 until February 13, 2020.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is currently composed of three directors: Mr. Gutry (Chair), Dr. Persson and Mr. Schmidt. Mr. Blech served on our Audit Committee until March 7, 2019. Additionally, Dr. Pedder served on our Audit Committee until April 10, 2019, prior to being appointed the Executive Chairman of the Board, effective April 15, 2019. Mr. Schmidt was appointed to the Audit Committee effective June 11, 2019.

The Board reviews the NASDAQ Listing Rules definition of independence for Audit Committee members on an annual basis and has determined that for the year ended December 31, 2019 all members of the Company’s Audit Committee are independent as defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ Listing Rules. The Board has also determined that Mr. Gutry qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made qualitative assessments of Mr. Gutry’s level of knowledge and experience based on a number of factors, including formal education and experience.

The Audit Committee met four times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at ir.cerecor.com.

Report of the Audit Committee of the Board

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and U.S. Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Mr. Phil Gutry
Dr. Magnus Persson
Mr. Keith Schmidt

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the principal executive officer and approves or recommends to our Board for approval the compensation of other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

The Compensation Committee is currently composed of three directors: Dr. Persson (Chair), Mr. Gutry and Mr. Scmidt. Mr. Blech served as a member of the Compensation Committee until his resignation from the Board on March 26, 2019. Mr. Schmidt was appointed to the Compensation Committee upon his appointment to the Board on June 11, 2019. All members of the Company’s Compensation Committee are independent as defined in Rule 5605(d)(2) of the NASDAQ Listing Rules and each is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act. The Board has determined that the composition of the Compensation Committee satisfies the applicable independence requirements under, and the functioning of our Compensation Committee complies with, the applicable requirements of the NASDAQ Listing Rules and SEC rules and regulations.

The Compensation Committee met three times during 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at ir.cerecor.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and the Board committees. In addition, the Nominating and Corporate Governance Committee is responsible for maintaining and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters.

The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Gutry (Chair), Dr. Persson and Mr. Boyd. Mr. Blech served as a member of the Nominating and Corporate Governance Committee until March 26, 2019, at which time Dr. Pedder assumed his role on the Nominating and Corporate Governance Committee until April 10, 2019 in connection with being named the Executive Chairman of the Board. Mr. Gutry and Dr. Persson were appointed to the Nominating and Corporate Governance Committee, effective April 10, 2019. The Board has determined that Mr. Gutry, Dr. Persson and Mr. Boyd are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. In accordance with Rule 5605(e)(1)(A) of the NASDAQ Listing Rules, even though we maintain a standing nominating committee, a majority of the independent directors recommend director nominees for selection by our Board. Our non-independent directors do not participate in the recommendation of director nominees.

The Nominating and Corporate Governance Committee met three times during 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at ir.cerecor.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of the Board’s diversity efforts as part of the annual Board evaluation process.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent under the Company’s Corporate Governance Guidelines, and for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, an executive search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee between February 18, 2021 and March 20, 2021 at the following address: Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

Our bylaws also permit stockholders to nominate director candidates for consideration at an annual meeting of stockholders. Stockholders wishing to nominate director candidates can do so by writing to Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850, giving the information required in our bylaws, including, among other things the full name, address and age of the proposed nominee, the proposed nominee’s principal occupation or employment, the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations. Stockholder nominations must be received between February 18, 2021 and March 20, 2021 to be considered for candidacy at the 2021 Annual Meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 540 Gaither Road, Suite 400, Rockville, Maryland 20850. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

CODE OF ETHICS

The Company has adopted the Cerecor Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at ir.cerecor.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In June 2015, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, the role of the Board, director orientation and education, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at ir.cerecor.com.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with the Company’s Bylaws, the Board set the number of directors as of the date of the Annual Meeting at seven members. Therefore, our stockholders will consider seven nominees for election to our Board of Directors, each to serve for a one-year term until the 2021 Annual Meeting of stockholders.

Nominees

Sol Barer (Chairman), Steven Boyd, Suzanne Bruhn, Michael Cola, Philip Gutry, Joseph Miller, and Magnus Persson have been nominated by our Board of Directors for re-election at the 2021 Annual Meeting. Biographical information regarding each of these nominees is included under the heading “Information About Directors and Director Nominees,” above.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named above. In the event that a nominee is unable to or declines to serve as a director at the time of the 2020 Annual Meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any of the seven nominees will be unable or unwilling to serve as a director.

Vote Required

The seven nominees receiving the highest number of affirmative votes of our capital stock present or represented and entitled to be voted will be elected to our Board of Directors. You may vote “FOR” the nominees or “WITHHOLD” your vote for any one or more of the nominees. A vote withheld or a “broker non-vote” will not have an effect on the outcome of the proposal.

Board of Directors Recommendation

The Board of Directors unanimously recommends a vote FOR all our director nominees listed above to serve on to our Board of Directors for one-year terms.

PROPOSAL 2

APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL

Our Board is seeking stockholder approval, as required by NASDAQ Listing Rule 5635(c) and Section 2(b) of the Equity Incentive Plan, to approve the third amendment and restatement of the Equity Incentive Plan to increase the number of shares available for issuance pursuant to stock awards by 2,014,400 shares. The increase to the number of shares available for issuance pursuant to Stock Awards is the only amendment being made to the Equity Incentive Plan through this Equity Incentive Plan Proposal.

After careful consideration, on April 24, 2020, our Board unanimously approved, and recommends that our stockholders approve, the Cerecor Inc. Third Amended and Restated 2016 Equity Incentive Plan attached hereto as Appendix A.

NASDAQ Listing Rules

Because our common stock is traded on The NASDAQ Capital Market, we are subject to the NASDAQ Listing Rules, including NASDAQ Listing Rule 5635(c).

Pursuant to NASDAQ Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement is made or materially amended, pursuant to which stock may be acquired by officers, directors, employees or consultants unless an exception applies. In order for a company to adopt an equity plan or arrangement and grant options thereunder to officers, directors, employees or consultants without such an exception to NASDAQ Listing Rule 5635(c) and prior to obtaining stockholder approval, NASDAQ guidance requires that stock options issued prior to obtaining stockholder approval may not be exercised and be canceled, if stockholder approval is not obtained. Shares of stock may be issued prior to obtaining stockholder approval. The Third Amended and Restated Equity Incentive Plan was adopted by the Board on April 24, 2020.

Equity Incentive Plan Background

The initial Equity Incentive Plan was adopted by the Board on April 5, 2016 and approved by the stockholders on May 18, 2016. The Amended and Restated Equity Incentive Plan was adopted by the Board on March 27, 2018 and approved by the stockholders on May 15, 2018. The Second Amended and Restated Equity Incentive Plan was adopted by the Board on May 23, 2019 and approved by the stockholders on August 7, 2019.

Pursuant to the Equity Incentive Plan, we may grant Stock Awards in the form of Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, Performance Cash Awards and Other Stock Awards (collectively, “Stock Awards”) to employees, directors and consultants.

In February 2020, the Company granted stock options to purchase approximately 514,400 shares of the Company's common stock to new employees who joined the Company as a result of the merger with Aevi and granted stock options to purchase 500,000 shares of the Company's common stock to a non-employee member of the Board of Directors who was appointed to the Company's Board upon consummation of the merger with Aevi. Additionally, the Company anticipates future material stock option grants to purchase approximately 1,000,000 shares of the Company's common stock during the second quarter of 2020 as a result of potential changes to the composition of the Company's Board of Directors. As of April 23, 2020, 2,963,488 shares remained available for future Stock Awards, which does not include certain unvested shares that may be forfeited on a subsequent date. Thus, we believe that increasing the number of shares available pursuant to Stock Awards will help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliates and provide a means by which the eligible recipients may benefit from increases in value in our common stock. This will also support the Company’s balanced approach to employee and director compensation, in which the Company uses a mix of components, including Stock Awards, to facilitate management decisions that favor longer-term stability.

As of April 23, 2020, approximately 28 employees and 8 nonemployee directors are eligible to participate in the Equity Incentive Plan. The closing price of the Company’s shares on The NASDAQ Capital Market on April 23, 2020 was $2.54.

Key Plan Features

The Equity Incentive Plan includes provisions that are designed to protect our stockholders' interests and to reflect corporate governance best practices including:

•	No single trigger accelerated vesting upon change in control. The Equity Incentive Plan does not provide for automatic vesting of awards upon a change in control.

•
Awards subject to forfeiture/clawback. Awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, we may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

•
Repricing is not allowed. The Equity Incentive Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards under the Equity Incentive Plan without prior stockholder approval.

•
No liberal change in control definition. The change in control definition in the Equity Incentive Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Equity Incentive Plan to be triggered.

•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Equity Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•
Administration by independent committee. The Equity Incentive Plan will be administered by the members of our Compensation Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the NASDAQ listing standards.

•
Material amendments require stockholder approval. Consistent with NASDAQ rules, the Equity Incentive Plan requires stockholder approval of any material revisions to the Equity Incentive Plan. In addition, certain other amendments to the Equity Incentive Plan require stockholder approval.

Description of the 2016 Equity Incentive Plan

The material features of the Equity Incentive Plan are described below. The following description of the Equity Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan. Stockholders are urged to read the actual text of the Equity Incentive Plan in its entirety, which is attached to this proxy statement as Appendix A.

Purpose

The Equity Incentive Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of our company and our affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.

Successor to 2015 Plan

The Equity Incentive Plan is the successor to the Cerecor Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”).

Types of Awards

The terms of the Equity Incentive Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Equity Incentive Plan in the future, or the Share Reserve, will not exceed 11,815,408 shares, which is the sum of (i) 600,000 shares, (ii) 1,915,428 shares, which is the number of shares subject to the 2015 Plan's Available Reserve as of the Effective Date of the Equity Incentive Plan, (iii) 1,400,000 shares underlying equity awards made to Peter Greenleaf on March 27, 2018, (iv) 850,000 shares underlying equity awards made to Simon Pedder on April 15, 2019, (v) 514,400 shares underlying equity awards made to new employees who joined the Company as a result of the Aevi Merger on February 3, 2020, (vi) 500,000 shares underlying equity awards made to Dr. Barer who was appointed to the Company's Board of Directors upon consummation of the Aevi Merger on February 3, 2020, (vii) 1,000,000 shares underlying future anticipated equity award related to potential changes to the composition of the Company's Board of Directors, (viii) 5,035,580 shares, which represents the automatic increase of the Share Reserve each year as described below (comprised of the following: (a) 377,365 shares added on January 1, 2017, (b) 1,250,680 shares added on January 1, 2018, (c) 1,632,167 shares added on January 1, 2019 and (d) 1,775,368 shares added on January 1, 2020), and (ix) the Prior Plans’ Returning Shares, if any, which become available for grant under this plan from time to time. The Share Reserve will automatically increase on January 1st of each year, for a period of up to ten years, commencing on January 1, 2017 and ending on (and including) January 1, 2026, in an amount equal to 4% of our shares of common stock outstanding on December 31st of the preceding calendar year; however the board of directors or compensation committee may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant the automatic increase. Subject to the Share Reserve described above, the aggregate maximum number of shares that may be granted pursuant to incentive stock options, or ISOs, is 5,000,000 shares.
The following shares of our common stock will become available again for issuance under the Equity Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to a stock award that are not issued because such stock award is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares; and (iv) any shares reacquired by the Company in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award.

Non-Employee Director Compensation Limit

Under the Equity Incentive Plan, the maximum number of shares of our common stock subject to stock awards granted under the Equity Incentive Plan or otherwise during any one calendar year to any of our non-employee directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year for services on the Board of Directors, will not exceed $500,000 in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to the Board, $700,000. The Board may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, but the non-employee directors receiving such additional compensation may not participate in the decision to award such compensation.

Administration

The Equity Incentive Plan will be administered by our Board of Directors, which may in turn delegate authority to administer the Equity Incentive Plan to a committee. Our Board of Directors has delegated concurrent authority to administer the Equity Incentive Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. The Board of Directors and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 2. Subject to the terms of the Equity Incentive Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Equity Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the Equity Incentive Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Equity Incentive Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.

Stock Options

Stock options may be granted under the Equity Incentive Plan pursuant to stock option agreements. The Equity Incentive Plan permits the grant of stock options that are intended to qualify as ISOs and nonstatutory stock options, or NSOs.

The exercise price of a stock option granted under the Equity Incentive Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the Equity Incentive Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant's stock option agreement or other written agreement with us or one of our affiliates, if a participant's service relationship with us or any of our affiliates (referred to in this Proposal 2 as “continuous service”) terminates (other than for cause and other than upon the participant's death or disability), the participant may exercise any vested stock options for up to three months following the participant's termination of continuous service. Except as otherwise provided in a participant's stock option agreement or other written agreement with us or one of our affiliates, if a participant's continuous service terminates due to the participant's disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant's termination due to the participant's disability or for up to 18 months following the participant's death. Except as explicitly provided otherwise in a participant's stock option agreement or other written agreement with us or one of our affiliates, if a participant's continuous service is terminated for cause (as defined in the Equity Incentive Plan), all stock options held by the participant will terminate upon the participant's termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant's stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant's termination of continuous service (other than for cause and other than upon the participant's death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant's termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Equity Incentive Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the Equity Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Equity Incentive Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the Equity Incentive Plan in its discretion. Generally, a participant may not transfer a stock option granted under the Equity Incentive Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option within the specified time period following the participant's death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the Equity Incentive Plan is 5,000,000 shares.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Equity Incentive Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Equity Incentive Plan.

Restricted Stock Awards

Restricted stock awards may be granted under the Equity Incentive Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant's services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. A restricted stock award agreement may provide that any dividends paid on restricted stock will be subject to the same vesting conditions as apply to the shares subject to the restricted stock award. Upon a participant's termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Equity Incentive Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award, provided that any additional shares credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award. Except as otherwise provided in a participant's restricted stock unit award agreement or other written agreement with us or one of our affiliates, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.

Performance Awards

The Equity Incentive Plan allows us to grant performance stock and cash awards. Prior to the enactment of the Tax Cuts and Jobs Act, awards under this provision of the Equity Incentive Plan were eligible to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). For tax years beginning after December 31, 2017, the performance-based compensation exception to Section 162(m) has been removed, and any future awards based upon the attainment of performance goals will not be excluded from the $1,000,000 limitation on deductible compensation described in Section 162(m). Notwithstanding these changes in the law, we believe it is in the best interests of our Company and our stockholders to preserve the ability to grant performance awards, and as such the requirements of the Equity Incentive Plan with respect to any performance-based awards are not being changed at this time. Awards in effect as of November 2, 2017, not modified in any material respect after that date, and that qualify as “performance-based compensation” within the meaning of Section 162(m) as in effect prior to the enactment of the Tax Cuts and Jobs Act remain exempt from Section 162(m), thereby permitting us to claim the federal tax deduction otherwise allowed for such compensation, so long as the requirements of pre-amendment Section 162(m) and other applicable provisions of the Code continue to be met.

A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Board or Compensation Committee. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.

A performance cash award is a cash award that is payable contingent upon the attainment of pre-determined performance goals during a performance period. A performance cash award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Board or Compensation Committee. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award to be paid in cash or other property.

In granting a performance stock or cash award, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Generally, no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the performance goals remains substantially uncertain, our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Equity Incentive Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify in writing whether the performance goals have been satisfied.

Performance goals under the Equity Incentive Plan may be based on any one or more of the following performance criteria (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and depreciation and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) revenue, growth in revenue or return on sales; (xi) income or net income; (xii) operating income, (xiii) net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue or return on operating profit; (xvii) regulatory filings; (xviii) regulatory approvals, litigation or regulatory resolution goals; (xix) other operational, regulatory or departmental objectives; (xx) budget comparisons; (xxi) growth in stockholder value relative to established indexes, or another peer group or peer group index; (xxiii) development and implementation of strategic plans and/or organizational restructuring goals; (xxiv) development and implementation of risk and crisis management programs; (xxv) improvement in workforce diversity; (xxvi) compliance requirements and compliance relief; (xxvii) safety goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxi) measures of customer satisfaction, employee satisfaction or staff development; (xxxii) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company's revenue or profitability or enhance its customer base; (xxxiii) merger and acquisitions; (xxxiv) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, new and supplemental indications for existing products, and product supply); (xxxv) initiation of phases of clinical trials and/or studies by specific dates; (xxxvi) acquisition of new customers, including institutional accounts; (xxxvii) customer retention and/or repeat order rate; (xxxviii) number of institutional customer accounts (xxxix) budget management; (xl) improvements in sample and test processing times; (xli) regulatory milestones; (xlii) progress of internal research or clinical programs; (xliii) progress of partnered programs; (xliv) partner satisfaction; (xlv) milestones related to samples received and/or tests run; (xlvi) expansion of sales in additional geographies or markets; (xlvii) research progress, including the development of programs; (xlviii) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product; (xlix) timely completion of clinical trials; (l) milestones related to samples received and/or tests or panels run; (li) expansion of sales in additional geographies or markets; (lii) research progress, including the development of programs; (liii) patient samples processed and billed; (liv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); (lv) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (lvi) and other similar criteria consistent with the foregoing; and (lvii) other measures of performance selected by the Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Plan Administrator is authorized to make appropriate adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company's bonus plans; (10) to exclude costs incurred in connection with acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

In addition, our Compensation Committee or the Plan Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the Equity Incentive Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.

Clawback Policy

Awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Equity Incentive Plan and by which the share reserve may increase automatically each year; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any participant pursuant to individual limits; (iv) the class(es) and maximum number of securities that may be awarded to any non-employee director; and (v) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transaction

In the event of a corporate transaction (as defined in the Equity Incentive Plan and described below), the Plan Administrator may take one or more of the following actions with respect to stock awards, contingent upon the closing or consummation of the corporate transaction, unless otherwise provided in the instrument evidencing the stock award, in any other written agreement between us or one of our affiliates and the participant or in our director compensation policy, or unless otherwise provided by the Plan Administrator at the time of grant of the stock award:

•
arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the stock award or to substitute a similar stock award for the stock award (including an award to acquire the same consideration paid to our stockholders pursuant to the corporate transaction);

•
arrange for the assignment of any reacquisition or repurchase rights held by us in respect of our common stock issued pursuant to the stock award to the surviving or acquiring corporation (or its parent company);

•
accelerate the vesting (and, if applicable, the exercisability) of the stock award to a date prior to the effective time of the corporate transaction as determined by the Plan Administrator (or, if the Plan Administrator does not determine such a date, to the date that is five days prior to the effective date of the corporate transaction), with the stock award terminating if not exercised (if applicable) at or prior to the effective time of the corporate transaction; provided, however, that the Plan Administrator may require participants to complete and deliver to us a notice of exercise before the effective date of a corporate transaction, which is contingent upon the effectiveness of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award;

•
cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, and pay such cash consideration (including no consideration) as the Plan Administrator may consider appropriate; and

•
cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the per share amount payable to holders of common stock in connection with the corporate transaction, over (B) the per share exercise price under the applicable award. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

The Plan Administrator is not required to take the same action with respect to all stock awards or portions of stock awards or with respect to all participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of a stock award.

In the event of a corporate transaction, unless otherwise provided in the instrument evidencing a performance cash award or any other written agreement between us or one of our affiliates and the participant, or unless otherwise provided by the Plan Administrator, all performance cash awards will terminate prior to the effective time of the corporate transaction.

For purposes of the Equity Incentive Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of more than 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to the transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Under the Equity Incentive Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the Equity Incentive Plan and described below) as may be provided in the participant's stock award agreement, in any other written agreement with us or one of our affiliates or in our director compensation policy, but in the absence of such provision, no such acceleration will occur.

For purposes of the Equity Incentive Plan, a change in control generally will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportion as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity's combined voting power is owned by our stockholders in substantially the same proportion as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.

Plan Amendments and Termination

The Plan Administrator will have the authority to amend or terminate the Equity Incentive Plan at any time. However, except as otherwise provided in the Equity Incentive Plan or an award agreement, no amendment or termination of the Equity Incentive Plan may materially impair a participant's rights under his or her outstanding awards without the participant's consent.

We will obtain stockholder approval of any future amendment to the Equity Incentive Plan as required by applicable law and listing requirements. No ISOs may be granted under the Equity Incentive Plan after the tenth anniversary of the date the Equity Incentive Plan was adopted by our Board of Directors.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Equity Incentive Plan. This summary is not intended to be exhaustive and does not discuss the tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, other limitations on deductions in the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if (a) the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. and (b) the option (and not the underlying stock) on the grant date does not have a readily ascertainable fair market value (as defined in Treasury Regulations under the Code). Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying shares purchased on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding of income and employment taxes.

The participant's tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant's capital gain holding of income and the period for those shares will begin on that date. Upon the disposition of stock acquired by the exercise of an NSO, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Subject to the requirement of reasonableness, the provisions of certain limitations on deduction in the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The Equity Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant's tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sale proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is treated as an adjustment in computing the participant’s alternative minimum taxable income and may subject the participant to alternative minimum tax liability for the year of exercise. Special rules may apply after exercise for sales of the shares in a disqualifying disposition, basis adjustments computing alternative minimum taxable income on a subsequent sale of the shares, and tax credits that may be available to participants subject to the alternative minimum tax.

We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness and certain limitations on deductions in the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, certain other limitations on deductions in the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Stock Appreciation Rights

Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize no taxable income at the time of grant. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Subject to the requirement of reasonableness, certain other limitations on deductions in the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally will be entitled (subject to the requirement of reasonableness, certain other limitations on deductions in the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Dividend Equivalent Rights

A recipient of dividend equivalent rights generally will recognize ordinary income at the time the dividend equivalent right is paid. If required, income tax must be withheld on the income recognized by the participant. The Company will generally be entitled (subject to the requirement of reasonableness, certain other limitations on deductions in the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Other Awards

The Company generally will be entitled to a tax deduction in connection with an award under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income (subject to the requirement of reasonableness, certain other limitations on deductions in the Code, and the satisfaction of a tax-reporting obligation). Participants typically are subject to income tax and recognize such tax at the time that an award is granted, exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Effect of the Amendment to the Equity Incentive Plan

The amendment to the Equity Incentive Plan that is the subject of this Proposal 2 will result in an increase in the number of shares of common stock outstanding to the extent that stock awards covered by the increased share amount are granted and exercised, in which event, our stockholders will incur dilution of their percentage ownership in the Company.

Vote Required

Stockholder approval of this Proposal 2 requires a “FOR” vote from at least a majority of shares present in person or represented by proxy and entitled to vote on this Proposal 2. An abstention will be counted toward the tabulation of votes present or represented and will have the same effect as a negative vote. A “broker non-vote” is not counted towards a quorum, and is not counted for any purpose in determining whether this matter has been approved.
Consequences if Stockholder Approval is Not Obtained

If we do not obtain approval of this Proposal 2 at the Annual Meeting, we will not amend and restate the Equity Incentive Plan to increase the number of shares available for future issuance pursuant to Stock Awards to 9,801,008 shares.

Board of Directors Recommendation
The Board of Directors recommends a vote FOR Proposal 2 to approve the Equity Incentive Plan Proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains certain information with respect to our equity compensation plan in effect as of December 31, 2019:

	(A)	(B)		(C)
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units (#)	Weighted-Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by stockholders	4,748,106	$4.81	(1)	2,532,162	(2)
Equity compensation plans not approved by stockholders	—	—		—
Total	4,748,106	$4.81		2,532,162

(1)
The weighted-average exercise price does not take into account shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price. As of December 31, 2019, there were 267,500 shares of non-vested restricted stock units.

(2)
Reflects shares of common stock available for future issuance under our Second Amended and Restated 2016 Equity Incentive Plan at December 31, 2019. In March 2018, our board of directors adopted the Amended and Restated 2016 Equity Incentive Plan, which was approved by our stockholders in May 2018. In June 2019, our board of directors adopted the Second Amended and Restated 2016 Equity Incentive Plan, which was approved by our stockholders in August 2019. During the term of the Second Amended and Restated 2016 Equity Incentive Plan, the share reserve will automatically increase on the first trading day in January of each calendar year, by an amount equal to 4% of the total number of outstanding shares of common stock of the Company on the last trading day in December of the prior calendar year. Pursuant to the terms of the Second Amended and Restated 2016 Equity Incentive Plan, an additional 1,775,368 shares were added to the number of available shares effective January 1, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of the Company’s common stock as of April 23, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all other parties known by the Company to be beneficial owners of more than five percent of its common stock.

Applicable percentage ownership is based on 59,606,018 shares of our common stock outstanding as of April 23, 2020, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 23, 2020, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Armistice Capital Master Fund Ltd. (2)	39,278,514	56.2%
Fremantle LLC (3)	3,496,092	5.9%

Directors and Named Executive Officers:
Sol Barer, Ph.D. (4)	12,500	*
Steven Boyd (2)	39,690,956	56.8%
Suzanne Bruhn, Ph.D.	—	*
Michael Cola	75,746	*
Phil Gutry (4)	111,751	*
Uli Hacksell, Ph.D. (5)	652,643	1.1%
Joseph Miller (6)	123,908	*
Simon Pedder, Ph.D. (7)	249,171	*
Magnus Persson, M.D., Ph.D. (4)	156,291	*
Keith Schmidt (4)	16,666	*
Pericles Calias, Ph.D. (8)	116,820	*
Peter Greenleaf (9)	267,417	*

All current executive officers and directors as a group	41,311,551	58.0%

*    Less than one percent.

(1)
This table is based upon information supplied by our executive officers, directors and principal stockholders and the Schedules 13D and 13D/A filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Based on a Schedule 13D/A filed with the SEC on March 19, 2020 by Armistice Capital LLC ("Armistice") and Form 4 filed with the SEC on April 7, 2020 by Armistice. Consists of (i) 28,992,799 shares of common stock, (ii) 4,000,000 shares of common stock issuable upon the exercise of outstanding warrants within 60 days after April 23, 2020 and (iii) 6,285,715 shares of common stock issuable upon conversion of outstanding convertible preferred stock that converts to common stock on a 1 to 5 ratio, all held directly by Armistice Capital Master Fund, Ltd. (“Armistice Master”) and may be deemed to be indirectly beneficially owned by Armistice, as the investment manager of Armistice Master. Steven J. Boyd is the managing member of Armistice and a director of Armistice Master and may be deemed to have voting and investment power with respect to the securities held by Armistice. Mr. Boyd serves on our Board of Directors and holds 412,442 shares that he has sole dispostive and voting power over. Armistice's and Mr. Boyd's address is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)
Consists of 3,496,092 shares of common stock held directly by Fremantle LLC (“Fremantle”). Randal Jones is the founder and principal of Fremantle and has voting and investment power with respect to the securities held by Fremantle. Fremantle’s address is 4903 Oak Hill Road, Chapel Hill, NC 27514.

(4) Consists of shares issuable upon the exercise of options currently exercisable or exercisable 60 days after April 23, 2020.
(5) Consists of (i) 20,000 shares of common stock held by Uli Hacksell and (ii) 632,643 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 23, 2020.

(6)
Consists of (i) 11,304 shares of common stock held by Joseph Miller, (ii) 101,354 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 23, 2020, and (iii) 11,250 shares issuable upon the vesting of restricted stock units within 60 days after April 23, 2020.

(7)
Consists of (i) 108,500 shares of common stock held by Simon Pedder, Ph.D. and (ii) 140,671 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 23, 2020.

(8) Consists of (i) 15,466 shares of common stock held by Pericles Calias, Ph.D. and (ii) 101,354 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 23, 2020.
(9) Consists of (i) 112,500 shares of common stock held by Peter Greenleaf and (ii) 154,917 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 23, 2020.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2019, all officers, directors and greater than ten percent beneficial owners were in compliance with applicable Section 16(a) filing requirements, except Mr. Phillips who filed a Form 4 on October 21, 2019 to report the acquisition of shares pursuant to the Settlement Agreement among MVP Ventures, LLC, Freemantle LLC and LRS International LLC on August 23, 2019; Drs. Hacksell and Persson and Messrs. Greenleaf, Gutry and Schmidt who filed Forms 4 on October 3, 2019 to report the acquisition of stock options on August 7, 2019; Mr. Miller who filed a Form 4 on April 13, 2020 to report the forfeiture on June 7, 2019 of shares to satisfy tax liabilities upon the vesting of restricted stock units; and Dr. Calias who filed a Form 4 on April 17, 2020 to report the forfeiture on July 16, 2019 of shares to satisfy tax liabilities upon the vesting of restricted stock units.

EXECUTIVE OFFICERS
The following table sets forth information of our executive officers as of April 23, 2020:

Name	Age	Position(s) with Cerecor
Michael Cola	60	Chief Executive Officer and Principal Executive Officer
James Harrell, Jr.	50	Chief Commercial Officer
Garry Neil, M.D.	67	Chief Scientific Officer
Christopher Sullivan	36	Interim Chief Financial Officer
The biography for Michael Cola, our Chief Executive Officer and member of the Board of Directors, is located in "Information About Directors and Director Nominees" above.

James Harrell, Jr. Mr. Harrell, age 50, has served as the Chief Commercial Officer of Cerecor since November 2019. Prior to being promoted to the Company's Chief Commercial Officer, Mr. Harrell previously served as the Company's Executive Vice President of Marketing and External Communications from May 2018 to November 2019. Mr. Harrell has a great breadth of biopharmaceutical industry experience. From May 2013 until May 2018 he was an owner and principal with the NSCI Group, Inc., a privately held medical communications and education company where he focused on new business development and brand strategy. Mr. Harrell was Vice President and General Manager of Specialty Pharmaceuticals for Covidien, running 350-person commercial operations group in the area of pain management from 2011 to 2013. From 2007 to 2010 he was the Vice President of Marketing with MedImmune, Inc., responsible for their Global Pediatric Infectious Disease franchise. From 1999 until February 2007, Mr. Harrell held various commercial positions with Centocor, Inc. with increasing levels of responsibility and management focused on the marketing of immunotherapy and cardiovascular products. He began his career in field sales and hospital sales at Rhone-Poulenc Rorer in 1991. During his career he has helped to commercialize and market three blockbuster brands. He holds a B.S. degree in Business Administration, with a double major in Marketing and Economics from Samford University.

Garry Neil. Dr. Neil, age 67, has served as the Chief Scientific Officer of Cerecor since March 2020. Prior to being promoted to the Company's Chief Scientific Officer, Dr. Neil previously served as the Company's Chief Medical Officer from February 2020 to March 2020. Prior to joining Cerecor, Dr. Neil served as Chief Scientific Officer of Aevi since September 2013. Prior to that, Dr. Neil held a number of senior positions in the pharmaceutical industry, academia and venture capital. Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. Prior to joining Apple Tree Partners in 2012, he was Corporate VP of Science & Technology at Johnson & Johnson, and Group President at Johnson & Johnson Pharmaceutical Research and Development. Prior to joining Johnson & Johnson in 2002, he held senior positions at AstraZeneca, EMD Pharmaceuticals and Merck KGaA. Under his leadership a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic. He has served on the Board of Directors of GTx, Inc. (NASDAQ: GTXI) since September 2016 and on the Board of Directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) since February 2017. He serves on the Boards of the Reagan Udall Foundation and the Center for Discovery and Innovation (CDI). He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA) Science and Regulatory Executive Committee and the PhRMA Foundation Board, and a past member of the Foundation for the U.S. National Institutes of Health (NIH) and the Science Management Review Board of the NIH.

Christopher Sullivan. Mr. Sullivan, age 36, has served as Interim Chief Financial Officer of Cerecor since April 2020. Mr. Sullivan brings to the Company his strong technical and SEC reporting background, along with his wealth of financial knowledge, including experience with multiple forms of capital raises, based on leading accounting and finance functions at various health sciences, biotech and pharmaceutical companies. Prior to being named the Company’s Interim Chief Financial Officer, Mr. Sullivan was the Vice President of Finance at the Company and served various other escalating roles since joining the Company in April 2018. Prior to joining the Company, Mr. Sullivan was the Corporate Controller for Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) from August 2017 through April 2018, when it was merged with Mallinckrodt in a $1.2 billion transaction. From November 2015 through August 2017, Mr. Sullivan was the Corporate Controller for OpGen Inc. (NASDAQ: OPGN), a microbial genetics analysis company, and prior to that was a Senior Manager at Ernst & Young, LLP where he was employed from August 2005 through October 2015. Mr. Sullivan received his B.S. degrees in Accounting and Finance from the University of Maryland, College Park and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2019 and 2018, compensation awarded to or paid to, or earned by, anyone serving as principal executive officer during the most recently completed fiscal year and our next two most highly compensated executive officers who were serving as executive officers during the year ended December 31, 2019 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Stock Awards (1)	All Other Compensation		Total
Joseph Miller (2) Former Chief Financial Officer, former Principal Financial Officer, and former Principal Executive Officer	2019	$356,000	$222,000	$592,598	$—	$—		$1,170,598
	2018	$153,600	$61,370	$255,515	$202,500	$—		$672,985

Peter Greenleaf (3) Former Chief Executive Officer and former Principal Executive Officer	2019	$175,750	$—	$—	$—	$559,454	(6)	$735,204
	2018	$456,000	$360,000	$2,568,787	$1,696,000	$10,000	(7)	$5,090,787

Simon Pedder, Ph.D. (4) Former Executive Chairman of the Board	2019	$247,917	$157,500	$1,855,965	$1,245,000	$270,267	(8)	$3,776,649
	2018	$—	$—	$—	$—	$27,644	(7)	$27,644

Pericles Calias, Ph.D. (5) Former Chief Scientific Officer	2019	$324,167	$140,000	$657,095	$224,100	$—		$1,345,362
	2018	$119,167	$47,868	$184,270	$—	$—		$351,305

(1)
The amounts reflect the grant date fair value for option and restricted stock unit awards granted during 2019 and 2018 in accordance with FASB Topic ASC 718, excluding the estimate of forfeitures. Compensation will only be realized to the extent the market price of our common stock is greater than the exercise price of such option award.

(2) Mr. Miller's employment with the Company commenced on July 12, 2018 and it ceased as an executive officer of the Company on April 24, 2020.

(3) Mr. Greenleaf's employment with the Company commenced on March 27, 2018 and it ceased as an executive officer of the Company on April 15, 2019. Mr. Greenleaf continued to serve on the Company's Board of Directors as a non-employee director at all times during the year ended December 31, 2019 and until February 13, 2020.

(4) Dr. Pedder's employment with the Company as Executive Chairman of the Board commenced on April 10, 2019 and it ceased as an executive officer of the Company on April 24, 2020. Dr. Pedder joined the Board as an independent director effective April 9, 2018 and served in this role prior to being appointed Executive Chairman of the Board on April 10, 2019.

(5) Dr. Calias' employment with the Company commenced on July 16, 2018. On March 25, 2020, the Company and Dr. Calias entered into a Separation Agreement (the "Calias Separation Agreement"). Pursuant to the Calias Separation Agreement, Dr. Calias resigned his employment at the Company, effective June 30, 2020.

(6) The amount listed is comprised of $450,179 of the tax burden related to the first year's vesting of 100,000 restricted shares of the Company's common stock on March 27, 2019, which was paid by the Company pursuant to Mr. Greenleaf's employment agreement , and $47,544 of accrued benefits paid to Mr. Greenleaf upon his resignation as Chief Executive Officer effective April 10, 2019.

(7) The amount listed is Director Compensation comprised of cash and/or option awards for service as an independent director prior to and/or subsequent to being employed as an executive officer.

(8) The amount listed is comprised of $50,000 signing bonus paid upon the execution of Dr. Pedder's employment agreement on April 10, 2019 and $208,901 of the tax burden related to the immediate vesting of 50,000 restricted shares of the Company's common stock on April 15, 2019, which was paid by the Company pursuant to Dr. Pedder's employment agreement.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our Named Executive Officers. In setting annual base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company.

Our Board historically has determined our executives’ compensation based on the recommendations of our Compensation Committee, which typically reviews and discusses management’s proposed compensation with the Chief Executive Officer or Executive Chair of the Board for all executives other than the Chief Executive Officer or Executive Chair of the Board. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Board, without members of management present, discusses the Compensation Committee’s recommendations and ultimately approves the compensation of our executive officers.

Annual Base Salary

We have entered into offer letters with each of our Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our Named Executive Officers for the satisfactory performance of duties to our Company. Annual base salaries are intended to provide a fixed component of compensation to our Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the annual base salaries for each of our Named Executive Officers for 2019, as determined by the Compensation Committee.

Name	2019 Base Salary
Joseph Miller (1)	$356,000
Peter Greenleaf (2)	$613,500
Simon Pedder, Ph.D. (3)	$350,000
Pericles Calias, Ph.D. (4)	$324,167

(1) Mr. Miller's employment with the Company commenced on July 12, 2018 and it ceased as an executive officer of the Company on April 24, 2020.

(2) Mr. Greenleaf's employment at the Company as Chief Executive Officer ceased on April 15, 2019. Mr. Greenleaf continued to serve on the Company's Board of Directors as a non-employee director at all times during the year ended December 31, 2019 and until February 13, 2020.

(3) Dr. Pedder's employment with the Company as Executive Chairman of the Board commenced on April 10, 2019 and it ceased as an executive officer of the Company on April 24, 2020.

(4) On March 25, 2020, the Company and Dr. Calias entered into the Calias Separation Agreement. Pursuant to the Calias Separation Agreement, Dr. Calias resigned his employment at the Company, effective June 30, 2020.

Annual Bonus

Our discretionary bonus plan motivates and rewards our Named Executive Officers for achievements relative to our goals and expectations for each fiscal year. Our Named Executive Officers are eligible to receive discretionary annual bonuses calculated as a target percentage of their annual base salaries, based on our Compensation Committee and Board’s assessment of their individual performance and our Company’s results of operations and financial condition.

In 2019, as recommended by the Compensation Committee and approved by the Board, our Named Executive Officers employed with the Company at end of the fiscal year ended December 31, 2019 received a bonus relative to achievement of goals for fiscal year 2019.

Equity-Based Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our Named Executive Officers. Our Compensation Committee is generally responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives.

Our Board adopted, and our stockholders approved, our 2016 Equity Incentive Plan (the "2016 Plan"), which replaced our 2015 Omnibus Incentive Compensation Plan. The 2016 Plan became effective on May 18, 2016. The plan was amended and restated in May 2018 (the "2016 Amended Plan") to increase the share reserve by an additional 1.4 million shares. A Second Amended and Restated 2016 Equity Incentive Plan (the "2016 Second Amended Plan") was approved by the Company's stockholders in August 2019, which increased the share reserve by an additional 850,000 shares.
The purpose of our 2016 Second Amended Plan is to attract and retain employees, non-employee directors and consultants and advisors. Our 2016 Second Amended Plan authorizes us to make grants to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units and stock-based awards.

Other Compensation

Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by us during 2019 or 2018. In 2019, the Company paid the tax burden related to the vesting of the first tranche of Mr. Greenleaf and Dr. Pedder's restricted stock units pursuant to their employment agreements. We generally do not provide perquisites or personal benefits to our Named Executive Officers.

Offer Letters

Joseph Miller

Mr. Miller entered into an offer letter with the Company effective July 12, 2018. The offer letter initially provided for an annual base salary of $320,000. The Board subsequently approved increases to Mr. Miller’s annual base salary, such that his annual base salary is currently $384,800. Mr. Miller is eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, provided that Mr. Miller is employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, and according to the guidelines to be set by the Compensation Committee, Mr. Miller received stock options to purchase 105,000 shares of common stock, which is subject to vesting as to one-fourth of the options on July 12, 2019 and remainder vesting in equal monthly installments over the next 3 years as well as 45,000 restricted stock units that vest in four equal amounts on July 8, 2019, 2020, 2021 and 2022. Both awards are subject to Mr. Miller’s continued employment on the applicable vesting dates and the terms of the 2016 Amended and Restated Stock Incentive Plan.

The offer letter provides that at all times during Mr. Miller’s employment and thereafter, Mr. Miller will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, assign all inventions and not disparage the Company or any of its officers, directors, employees, stockholders or products. In addition, during the term of Mr. Miller’s employment with the Company, and for the 6-month period after Mr. Miller’s termination of employment, Mr. Miller cannot (i) compete against the Company, (ii) interfere with the relationships between the Company and any of its subsidiaries, affiliates or any of their respective vendors or licensors, or (iii) for the 12-month after Mr. Miller's termination of employment recruit in any way the employees of the Company.

Mr. Miller served as the Company's principal executive officer effective April 10, 2019, upon Mr. Greenleaf's resignation in his capacity of Chief Executive Officer of the Company. He continued to serve in this role until February 3, 2020.

Effective April 24, 2020, Mr. Miller resigned in his capacity of Chief Financial Officer of the Company. Mr. Miller was serving as the Company’s principal financial and accounting officer. Mr. Miller’s resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Upon his resignation, Mr. Miller was appointed to serve on the Company's Board of Directors until the 2020 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

Peter Greenleaf

Mr. Greenleaf entered into an offer letter with the Company effective March 27, 2018. The offer letter initially provided for an annual base salary of $600,000. The Board subsequently approved increases to Mr. Greenleaf’s annual base salary, such that his annual base salary was $618,000 effective April 1, 2019. Mr. Greenleaf was eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, provided that Mr. Greenleaf was employed by the Company on the applicable bonus payment date, the first year of which shall be for a full year and not prorated based on start date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, and according to the guidelines to be set by the Compensation Committee, Mr. Greenleaf received stock options to purchase 500,000 shares of common stock, which is subject to vesting as to one-fourth of the options on March 27, 2019 and remainder vesting in equal monthly installments over the next 3 years, stock options to purchase 500,000 shares of common stock, which is subject to 100% vesting upon the Company's common stock closing at or above $12.50 per share for three consecutive days, as well as 400,000 restricted stock units that vest in four equal amounts on March 27, 2019, 2020, 2021 and 2022 with the tax burden of the first year's vesting to be covered by the Company. All awards are subject to Mr. Greenleaf’s continuous service on the applicable vesting dates and the terms of the Amended and Restated 2016 Equity Incentive Plan. As discussed below, Mr. Greenleaf resigned in his capacity of Chief Executive Officer of the Company on April 10, 2019, however he remained on the Company's Board of Directors and therefore continued to provide continuous service. Subsequent to his resignation, in April 2019, Mr. Greenleaf agreed to forfeit the unvested portion of his equity awards granted to him during his service as Chief Executive Officer. As a result, Mr. Greenleaf forfeited a total of 1,489,583 equity awards, which included 689,583 unvested service-based vesting options, 500,000 unvested market-based vesting options and 300,000 unvested restricted stock units.

The offer letter provides that at all times during Mr. Greenleaf’s employment and thereafter, Mr. Greenleaf will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, assign all inventions and not disparage the Company or any of its officers, directors, employees, stockholders or products. In addition, during the term of Mr. Greenleaf’s employment with the Company, and for the 12-month period after Mr. Greenleaf’s termination of employment, Mr. Greenleaf cannot (i) compete against the Company, (ii) interfere with the relationships between the Company and any of its subsidiaries, affiliates or any of their respective vendors or licensors or (iii) recruit in any way the employees of the Company.

Effective April 10, 2019, Mr. Greenleaf resigned in his capacity of Chief Executive Officer of the Company. Mr. Greenleaf was serving as the Company’s principal executive officer. Mr. Greenleaf’s resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Greenleaf continued to serve on the Company's Board of Directors at all times during the year ended December 31, 2019 and until February 13, 2020.

Simon Pedder, Ph.D.

Dr. Pedder entered into an offer letter with the Company effective April 15, 2019. The offer letter initially provided for an annual base salary of $350,000. Dr. Pedder received a $50,000 signing bonus upon joining the Company and is eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, provided that Dr. Pedder is employed by the Company on the applicable bonus payment date, the first year of which shall be for a full year and not prorated based on start date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, and according to the guidelines to be set by the Compensation Committee, Dr. Pedder received stock options to purchase 300,000 shares of common stock, which is subject to vesting as to one-third of the options on April 15, 2020 and the remainder vest in equal monthly installments over the next three years, an option to purchase 300,000 additional shares of Company common stock vesting one-third upon the Company’s common stock closing at or above $8.00 per share for three consecutive days, one-third upon the Company’s common stock closing at or above $10.50 per share for three consecutive days, and one-third upon the Company’s common stock closing at or above $13.00 per share for three consecutive days, with an exercise price equal to the market value on the date of grant, as well as 250,000 restricted stock units with 50,000 shares immediately vested and the remainder vesting in three equal annual increments based on continued employment, with the tax burden of the immediately vested stock to be covered by the Company. All awards are subject to Dr. Pedder’s continued employment on the applicable vesting dates and the terms of the Amended and Restated 2016 Equity Incentive Plan.

The offer letter provides that at all times during Dr. Pedder’s employment and thereafter, Dr. Pedder will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, assign all inventions and not disparage the Company or any of its officers, directors, employees, stockholders or products. In addition, during the term of Dr. Pedder's employment with the Company, and for the 12-month period after Dr. Pedder's termination of employment, Dr. Pedder cannot (i) compete against the Company, (ii) interfere with the relationships between the Company and any of its subsidiaries, affiliates or any of their respective vendors or licensors or (iii) recruit in any way the employees of the Company.

On April 24, 2020, the Company and Dr. Pedder entered into a Separation Agreement (the “Pedder Separation Agreement”). Pursuant to the Pedder Separation Agreement, Dr. Pedder resigned as a Company employee effective April 24, 2020 (the “Pedder Termination Date”). Dr. Pedder will remain on the Board until the 2020 Annual Meeting of Stockholders, at which point, he will not stand for re-election. Pursuant to the Pedder Separation Agreement, Dr. Pedder will serve as a special advisor to the Board for a period of up to 18 months following the 2020 Annual Meeting of Stockholders (the “Consulting Period”).

Pursuant to the Pedder Separation Agreement, Dr. Pedder will receive, from the Pedder Termination Date through the end of the Consulting Period, (i) continued vesting of his Restricted Stock Award and Time-Based Options, as those terms are defined in the Pedder Separation Agreement; and (ii) cash and equity payments in accordance with the Company’s non-employee director compensation policy. As of the Termination Date, Dr. Pedder will forfeit other stock options previously granted to him with vesting based on the share price of the Company’s stock.

At the end of the Consulting Period, Dr. Pedder will receive: (i) payments equal to $840,000, payable over 18-months; (ii) 18 months’ expedited vesting of all time-based equity grants that would have vested within 18 months after the end of the Consulting Period; and (iii) an extension of the term of exercise for all outstanding equity grants to two years following the end of the Consulting Period.

Pericles Calias

Dr. Calias entered into an offer letter with the Company effective July 16, 2018. The offer letter initially provided for an annual base salary of $260,000. The Board subsequently approved increases to Dr. Calias’ annual base salary, such that his annual base salary is currently $350,000. Dr. Calias was eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, provided that Dr. Calias is employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid the executives of similar grade of similarly situated companies on the biotechnology industry, subject to corporate and individual performance. Pursuant to the offer letter, and according to the guidelines to be set by the Compensation Committee, Dr. Calias received stock options to purchase 80,000 shares of common stock, which is subject to vesting as to one-fourth of the options on July 16, 2019 and the remainder vesting in equal monthly installments over the next 3 years. The award is subject to Dr. Calias’ continued employment on the applicable vesting dates and the terms of the Amended and Restated 2016 Equity Incentive Plan.

The offer letter provides that at all times during Dr. Calias' employment and thereafter, Dr. Calias will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, assign all inventions and not disparage the Company or any of its officers, directors, employees, stockholders or products. In addition, during the term of Dr. Calias' employment with the Company, and for the 6-month period after Dr. Calias' termination of employment, Dr. Calias cannot (i) compete against the Company, (ii) interfere with the relationships between the Company and any of its subsidiaries, affiliates or any of their respective vendors or licensors, or (iii) recruit in any way the employees of the Company.

On March 25, 2020, the Company and Dr. Calias entered into the Calias Separation Agreement, as described below. Pursuant to the Calias Separation Agreement, Dr. Calias resigned his employment at the Company, effective June 30, 2020.

Payments Upon Termination or Change in Control

Joseph Miller

Pursuant to the terms of Mr. Miller’s offer letter, Mr. Miller was not entitled to severance upon his resignation on April 24, 2020 as his resignation from his employment with the Company was voluntary and without good reason (as defined by Mr. Miller's employment agreement).

Peter Greenleaf

Pursuant to the terms of Mr. Greenleaf’s offer letter, Mr. Greenleaf was not entitled to severance upon his resignation on April 15, 2019 as his resignation from his employment with the Company was voluntary and without good reason (as defined by Mr. Greenleaf's employment agreement).

Simon Pedder, Ph.D.

On April 24, 2020, the Company and Dr. Pedder entered into the Pedder Separation Agreement. Pursuant to the Pedder Separation Agreement, Dr. Pedder resigned as a Company employee effective on the Pedder Termination Date. Pursuant to the Pedder Separation Agreement, Dr. Pedder will receive, from the Pedder Termination Date through the end of the Consulting Period, (i) continued vesting of his Restricted Stock Award and Time-Based Options, as those terms are defined in the Pedder Separation Agreement; and (ii) cash and equity payments in accordance with the Company’s non-employee director compensation policy. As of the Termination Date, Dr. Pedder will forfeit other stock options previously granted to him with vesting based on the share price of the Company’s stock.

At the end of the Consulting Period, Dr. Pedder will receive: (i) payments equal to $840,000, payable over 18-months; (ii) 18 months’ expedited vesting of all time-based equity grants that would have vested within 18 months after the end of the Consulting Period; and (iii) an extension of the term of exercise for all outstanding equity grants to two years following the end of the Consulting Period.

Pericles Calias. Ph.D.

On March 25, 2020, the Company and Dr. Calias entered into the Calias Separation Agreement. Pursuant to the Calias Separation Agreement, Dr. Calias resigned his employment at the Company, effective June 30, 2020 (the “Calias Termination Date”). Pursuant to the Calias Separation Agreement, following the Calias Termination Date and subject to Dr. Calias entering into a release at that time, Dr. Calias will receive: (i) continued payments of his base salary for a total of nine months; (ii) immediate vesting of the unvested options remaining from all of Dr. Calias’ stock option grants exercisable until 90 days following the Calias Termination Date; (iii) immediate vesting of Dr. Calias' outstanding restricted stock units in the Company; and (iv) payments of applicable vision COBRA premiums for nine months.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2019, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

Name	Grant Date	Unvested Restricted Stock Units (#)		Unexercised Options Exercisable (#)	Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Joseph Miller	7/12/2018	—		37,187	67,813	(1)	4.50	7/11/2028
	7/12/2018	33,750	(2)
	4/1/2019	—		—	175,000	(1)	6.22	4/1/2029

Peter Greenleaf(3)	5/12/2017	—		11,143	5,571	(4)	0.80	5/11/2027
	6/30/2017	—		8,357	—		0.57	6/29/2027
	3/27/2018	—		135,417	—		4.24	3/26/2028
	8/7/2019	—		—	25,000	(5)	2.93	8/7/2029

Simon Pedder, Ph.D.(6)	4/6/2018	—		5,571	11,143	(7)	4.14	4/6/2028
	5/15/2018	—		8,357	—		3.71	5/14/2028
	6/29/2018	—		1,012	—		4.34	6/29/2028
	9/28/2018	—		990	—		4.67	9/28/2028
	12/31/2018	—		1,504	—		3.23	12/31/2028
	3/29/2019	—		882	—		5.84	3/29/2029
	4/15/2019	—		—	300,000	(8)	5.17	4/15/2029
	5/24/2019	—		—	300,000	(9)	4.98	5/24/2029
	5/24/2019	200,000	(10)	—	—
	6/28/2019	—		117	—		5.44	6/28/2029

Pericles Calias, Ph.D.	7/16/2018	—		28,333	51,667	(11)	4.26	7/16/2028
	4/1/2019	—		—	175,000	(11)	6.22	4/1/2029
	5/24/2019	—		8,854	16,146	(12)	4.98	5/24/2029
	5/24/2019	33,750	(13)	—	—

(1)
One-fourth of the shares underlying the option shall vest and become exercisable on the first anniversary of the grant date, and the remaining three-fourths vest in equal monthly installments over the following 36 months.

(2)	Such restricted stock units will vest in four equal annual installments on each of July 12, 2019, 2020, 2021 and 2022.

(3)	Mr. Greenleaf resigned as our Chief Executive Officer effective April 15, 2019 and as a member of the Company's Board of Directors effective February 13, 2020.

(4)
Such stock options were set to vest in three equal annual installments on each of May 12, 2018, 2019 and 2020. Subsequent to December 31, 2019, Mr. Greenleaf forfeited the unvested portion of such stock option (which were granted to him in his capacity of a non-employee member of the Company's Board of Directors) because he resigned from the Company's Board of Directors prior to the option's vesting date.

(5)
Such stock option were set to vest in full on August 7, 2020. Subsequent to December 31, 2019, Mr. Greenleaf forfeited such stock option (which were granted to him in his capacity of a non-employee member of the Company's Board of Directors) because he resigned from the Company's Board of Directors prior to the option's vesting date.

(6)	Dr. Pedder assumed the role of Executive Chairman of our Board effective April 15, 2019 and ceased being an executive officer of the Company on April 24, 2020.

(7)	Such stock options vest in three equal annual installments on each of April 6, 2019, 2020 and 2021.

(8)
One-third of the shares subject to the stock option will vest on the first anniversary date of grant, and the remaining two-thirds of the shares subject to the stock option will vest in equal monthly installments over the following 24 months.

(9)
One-third of the shares underlying the option vest if and upon the Company's common stock closing at or above $8.00 per share for three consecutive trading days, one-third of the shares underlying the option vest if and upon the Company's common stock closing at or above $10.50 per share for three consecutive trading days, and one-third of the shares underlying the option vest if and upon the Company's common stock closing at or above $13.00 per share for three consecutive trading days.

(10)	50,000 shares of such restricted stock units immediately vested on May 24, 2019 and the remainder shall vest and become exercisable in three equal annual increments on April 10, 2020, 2021 and 2022.

(11)
One-fourth of the shares underlying the option shall vest and become exercisable on the first anniversary of the grant date, and the remaining three-fourths vest in equal monthly installments over the following 36 months. Subsequent to December 31, 2019, pursuant to the Calias Separation Agreement, following the Calias Termination Date of June 30, 2020 and subject to Dr. Calias entering into a release at that time, his unvested remaining stock option grants will immediately vest and be exercisable until 90 days following the Calias Termination Date.

(12)
One-fourth of the shares subject to the stock option will vest on July 16, 2019, and the remaining three-fourths of the shares subject to the stock option will vest in substantially equal monthly installments over the following 36 months. Subsequent to December 31, 2019, pursuant to the Calias Separation Agreement, following the Calias Termination Date of June 30, 2020 and subject to Dr. Calias entering into a release at that time, his unvested remaining stock option grants will immediately vest and be exercisable until 90 days following the Calias Termination Date.

(13)
Such restricted stock units will vest in four equal annual installments on each of July 16, 2019, 2020, 2021 and 2022. Subsequent to December 31, 2019, pursuant to the Calias Separation Agreement, following the Calias Termination Date of June 30, 2020 and subject to Dr. Calias entering into a release at that time, his unvested restricted stock units will immediately vest.

DIRECTOR COMPENSATION
The following table sets forth information regarding the total compensation paid to our non-employee directors during 2019. The compensation amounts presented in the table below are historical and are not indicative of the amounts we may pay our directors in the future. Directors who are also our employees receive no additional compensation for their services as directors and are not set forth in the table below.

After consultation with an independent compensation consultant, our Board approved a compensation policy for our non-employee directors that became effective upon the closing of our initial public offering and was further amended on January 10, 2016 and March 7, 2019. This policy provides for the following compensation to our non-employee directors:

•	If not an employee director, the chair of our Board receives an annual fee of $60,000 and each other non-employee director receives $35,000;

•	The chair of our Audit Committee receives an annual fee from us of $15,000 and each other member receives $7,500;

•	The chair of our Compensation Committee receives an annual fee of $10,000 and each other member receives $5,000;

•	The chair of our Nominating and Corporate Governance Committee receives an annual fee of $7,000 and each other member receives $3,500; and

•
Each non-employee director is entitled to an initial grant of options to purchase 50,000 shares of our common stock and an annual grant of options to purchase 25,000 shares of our common stock under our 2016 Plan. The initial grant will vest in three substantially equal annual installments over three years commencing on the first anniversary of the grant date and the annual grant will vest in full on the one-year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates.

•
Each non-employee director may make an election to receive all or a part of his annual cash compensation in the form of stock options to purchase shares of the Company’s common stock. Elections must be made in multiples of 5% of an Eligible Director’s aggregate cash retainer.

All fees under the director compensation policy are paid on a rolling annual basis and no per meeting fees are paid. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

The following table shows for the year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company for their Board and Committee service:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Simon Pedder, Ph.D. (3)	$8,526	$2,842	$11,368
Isaac Blech (4)	$—	$13,119	$13,119
Steven Boyd (5)	$—	$—	$—
Peter Greenleaf (6)	$24,889	$36,842	$61,731
Phil Gutry (7)	$36,045	$60,872	$96,917
Uli Hacksell, Ph.D.(8)	$28,056	$50,661	$78,717
Magnus Persson, M.D., Ph.D.(9)	$27,519	$64,361	$91,880
Keith Schmidt (10)	$26,257	$175,716	$201,973

(1)	The amounts shown in this column reflects fees earned for services rendered in 2019.

(2)
The amounts shown in this column represent the aggregate grant date fair value of stock options computed in accordance with ASC 718, Compensation—Stock Compensation. The assumptions used in valuing these options are described under the caption "Stock-Based Compensation" in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2019. The amount represents the grant date fair value of the stock options granted. Refer to footnotes (3) through (11) for the aggregate number of option awards at December 31, 2019 held by each non-employee director. None of our non-employee directors held stock awards, such as restricted stock units, at December 31, 2019.

(3)
Dr. Pedder joined the Board effective April 9, 2018 and served as an independent director until April 15, 2019, when he was named Executive Chairman of the Board. As such, he received compensation for being an independent director up until April 15, 2019. Dr. Pedder held an aggregate of 329,576 option awards that contain service-based vesting conditions and 300,000 option awards that contain market-based vesting conditions at December 31, 2019. Additionally, Dr. Pedder held an aggregate of 200,000 unvested restricted stock units at December 31, 2019.

(4)	Mr. Blech served on the Board until March 27, 2019. Mr. Blech held no option awards at December 31, 2019.

(5)	Mr. Boyd held no option awards at December 31, 2019.

(6)
Mr. Greenleaf was appointed Chief Executive Officer of the Company in March 2018 and served in this role until April 15, 2019. Mr. Greenleaf continued to serve on the Company's Board of Directors as a non-employee director from April 15, 2019 until February 13, 2020. As such, he received compensation for being a non-employee director for the first quarter of 2018 and in 2019 after his resignation as the Company's Chief Executive Officer on April 15, 2019. Mr. Greenleaf held an aggregate of 185,488 option awards that contained service-based vesting conditions at December 31, 2019.

(7)	Mr. Gutry held an aggregate of 132,441 option awards at December 31, 2019.

(8)	Dr. Hacksell held an aggregate of 661,053 option awards at December 31, 2019.

(9)	Dr. Persson held 176,425 option awards at December 31, 2019.

(10)	Mr. Schmidt was appointed to the Board on June 11, 2019. Mr. Schmidt held 75,000 option awards at December 31, 2019.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In 2015, in connection with our initial public offering, our Board adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company is, was or will be a participant, and the amount involved exceeds $120,000 with one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person.”

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the interests, direct or indirect, of any related person in the transaction;

•	the purpose of the transaction;

•	the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved;

•	the risks, costs and benefits to the Company;

•	the availability of other sources of comparable products or services;

•	management’s recommendation with respect to the proposed related person transaction;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products;

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

Our Audit Committee will approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	transactions involving compensation for services provided to the Company as an employee, consultant or director; and

•
a transaction, arrangement or relationship in which a related person’s participation is solely due to the related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship.

CERTAIN RELATED PERSON TRANSACTIONS

Below we describe transactions since January 1, 2019 to which we have been or are a participant, including currently proposed transactions, in which the amount involved in the transaction exceeds $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or has a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Offer Letters

We have entered into offer letters with our current and former executive officers. For more information regarding these agreements, please see “Executive Compensation – Narrative to Summary Compensation Table – Offer Letters” above.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our named executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation for 2019” above.

Financings with Armistice

Armistice Capital Master Fund Ltd. ("Armistice") is a significant stockholder of Cerecor and its chief investment officer, Steven Boyd, currently sits on Cerecor's Board.

During the first quarter of 2020, the Company entered into a securities purchase agreement with Armistice pursuant to which the Company sold 1,951,219 shares of the Company’s common stock for a purchase price of $2.05 per share, which represents the closing stock price the day prior to entering into the agreement. Net proceeds of the private placement were approximately $3.9 million.

During the first quarter of 2020, the Company closed on a registered direct offering with certain institutional investors for sale by the Company of 1,306,282 shares of the Company's common stock at a purchase price of $3.98 per share, which represents the closing stock price the day prior to entering into the agreement. Armistice participated in the offering by purchasing 1,256,282 shares of common stock from the Company. The net proceeds of the offering were approximately $5 million.

During the third quarter of 2019, the Company entered into a securities purchase agreement with Armistice pursuant to which the Company sold 1,200,000 shares of the Company’s common stock for a purchase price of $3.132 per share, which represents the average closing price of the Common Stock on NASDAQ for the five trading days immediately preceding September 4, 2019. Net proceeds of the private placement were approximately $3.7 million.

During the first quarter of 2019, the Company closed on an underwritten public offering of common stock for 1,818,182 shares of common stock of the Company, at a price to the public of $5.50 per share. Armistice participated in the offering by purchasing 363,637 shares of common stock of the Company from the underwriter at the public price. The gross proceeds to the Company, before deducting underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the option to purchase additional shares of common stock, were approximately $10.0 million. The net proceeds were approximately $9.0 million.

OSI Products Royalty Agreement

On December 5, 2019, Cerecor entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Aevi Genomic Medicine, Inc. (“Aevi”). On February 3, 2020, Cerecor consummated its two-step merger (the “Merger”) with Aevi in accordance with the terms of a previously disclosed Merger Agreement and the surviving Aevi entity became a wholly-owned subsidiary of Cerecor. Effective upon the consummation of the Merger, Cerecor entered into an employment agreement with Mike Cola for him to serve as Cerecor's Chief Executive Officer and with Dr. Garry Neil for him to serve as Cerecor's Chief Medical Officer.

Prior to Cerecor entering into the Merger Agreement, in July 2019, Aevi entered into a royalty agreement with Mike Cola, our Chief Executive Officer since February 3, 2020, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children's Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil, our Chief Scientific Officer since February 3, 2020 (collectively, the "Investors"), in exchange for a one-time aggregate payment of $2 million (the “Royalty Agreement”). Collectively, the Investors will be entitled to an aggregate amount equal to a low-single digit percentage of the aggregate net sales of Astellas' second generation mTORC1/2 inhibitor, CERC-006 (the “OSI Products”). At any time beginning three years after the date of the first public launch of an OSI Product, Cerecor may exercise, at its sole discretion, a buyout option that terminates any further obligations under the Royalty Agreement in exchange for a payment to Investors of an aggregate of 75% of the net present value of the royalty payments.  A majority of the independent members of the board of directors and the audit committee of Aevi approved the Royalty Agreement. Cerecor assumed this Royalty Agreement upon closing of the Merger with Aevi.

Millipred License and Supply Agreement

The Company has a License and Supply Agreement for Millipred with Watson Laboratories, Inc., which is now part of Teva Pharmaceutical Industries Ltd. ("Teva"). Pursuant to the License and Supply Agreement, the Company is required to make license payments of $75,000 in February and August of each year through April 2021 and purchases inventory on an ad-hoc basis. The License and Supply Agreement expires on April 1, 2021, however if neither party terminates the agreement prior to April 1, 2021, then the agreement will automatically renew for successive one-year periods. On December 5, 2019, the Company entered into a Merger Agreement with Aevi that was subsequently consummated during the first quarter of 2020. Effective upon the consummation of the Merger, Cerecor appointed Sol J. Barer, Ph.D. to the Company's Board of Directors. Mr. Barer serves as the Chairman of the Board of Teva.

Aytu Divestiture

On October 10, 2019, the Company entered into an Asset Purchase Agreement (the "Aytu Purchase Agreement") with Aytu Bioscience, Inc. ("Aytu") to sell the Company’s rights, title and interest in, assets relating to its pediatric portfolio, namely Aciphex® Sprinkle™ , Cefaclor for Oral Suspension, Karbinal™ ER, Flexichamber™ , Poly-Vi-Flor® and Tri-Vi-Flor™ as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor’s sales force and the assignment of supporting commercial contracts (collectively, the "Aytu Divestiture"). The Aytu Divestiture closed on November 1, 2019. Aytu paid consideration of $4.5 million in cash and approximately 9.8 million shares of Aytu convertible preferred stock, and assumed certain of the Company’s liabilities, including the Company’s payment obligations payable to Deerfield CSF, LLC of $15.1 million and certain other liabilities of $11.0 million primarily related to contingent consideration, Medicaid rebates and sales returns. In addition, Aytu assumed future contractual obligations under existing license agreements associated with the pediatric portfolio. Armistice, a significant stockholder of the Company, is also a significant stockholder of Aytu.

On November 1, 2019, in conjunction with the closing of the Aytu Divestiture, the Company entered into a Guarantee in favor of Deerfield CSF ("Deerfield"), which guarantees the payment by Aytu of the assumed liabilities to Deerfield, which includes the debt obligation ("Fixed Payment Guarantee") and the contingent consideration related to future potential royalties on Avadel's pediatric products ("Deferred Payment Guarantee"). Additionally, on November 1, 2019, the Company entered into a Contribution Agreement with Armistice and Avadel that governs contribution rights and obligations of the Company, Armistice and Avadel with respect to amounts that are paid by Armistice and Avadel to Deerfield under certain guarantees made by Armistice and Avadel to Deerfield.

CERC-611 License Assignment

On August 8, 2019, the Company entered into an assignment of license agreement (the “Assignment Agreement”) with ES Therapeutics, LLC (“ES Therapeutics”), a wholly-owned subsidiary of Armistice, a significant stockholder of the Company. Pursuant to the Assignment Agreement, the Company assigned and transferred its rights, title, interest, and obligations with respect to CERC-611 to ES Therapeutics. The Company initially licensed the compound from Eli Lilly Company ("Lilly") in September 2016. Under the Assignment Agreement, Armistice paid the Company an upfront payment of $0.1 million. The Company recognized the payment as license and other revenue for the year ended December 31, 2019. The Assignment Agreement also provides for: (a) a $7.5 million milestone payment to the Company upon cumulative net sales of licensed products reaching $750.0 million; and (b) a $12.5 million milestone payment to the Company upon cumulative net sales of licensed products reaching $1.3 billion. The Assignment Agreement also releases the Company of obligations related to CERC-611, including the $1.3 million contingent payment to Lilly upon the first subject dosage of CERC-611 in a multiple ascending dose study, which was recorded as a license obligation on the balance sheet as of June 30, 2019. The decrease of this license obligation to $0 resulted in an offset of research and development expense of $1.3 million for the year ended December 31, 2019. The Assignment Agreement also releases the Company from additional potential future payments due to Lilly upon achievement of certain development and commercialization milestones, including the first commercial sale, and milestone payments and royalty on net sales upon commercialization of the compound.

Lachlan Pharmaceuticals Settlement

In November 2017, the Company acquired TRx and its wholly-owned subsidiaries, including Zylera. The former TRx owners beneficially own more than 10% of our outstanding common stock. Zylera, which is now our wholly owned subsidiary, entered into an agreement with Lachlan Pharmaceuticals, an Irish company controlled by the previous owners of TRx (“Lachlan”), effective December 18, 2015 (the "Lachlan Agreement"). Pursuant to the Lachlan Agreement, Lachlan named Zylera as its exclusive distributor of Ulesfia in the United States and agreed to supply Ulesfia to Zylera exclusively for marketing and sale in the United States. On May 22, 2019, the Company, Lachlan, the owners of Lachlan and Concordia Pharmaceuticals Inc., Sarl (“Concordia”), which is the unrelated third party from which Lachlan obtained rights to distribute Ulesfia, entered into a Settlement Agreement and related side letter and terminated the Lachlan Agreement, as discussed in more detail below (the Settlement Agreement and related side letter collectively the “Settlement”).

The Lachlan Agreement required Zylera to purchase a minimum of 20,000 units per year, or approximately $1.2 million worth of product, from Lachlan, unless and until there was a “Market Change” involving a new successful competitive product. Zylera was required to pay Lachlan $58.84 per unit and handling fees equal to $4.03 per unit of fully packaged Ulesfia in 2019, escalating 10% annually. The Lachlan Agreement also required that Zylera make certain cumulative net sales milestone payments and royalty payments to Lachlan with a $3.0 million annual minimum payment unless and until there was a Market Change. Lachlan was obligated to pay identical amounts to the unrelated third party from which it obtained rights to Ulesfia, with the payments ultimately flowing through Shionogi, Inc. to Summers Laboratories, Inc. ("Summers Labs"). Because of the dispute described below, the Company had not made any payments to Lachlan under the Lachlan Agreement subsequent to the acquisition date.

On December 10, 2016, Zylera informed Lachlan that a Market Change had occurred due to the introduction of Arbor Pharmaceuticals' lice product, Sklice®.  On June 5, 2017, Lachlan and Zylera entered into joint legal representation along with other unrelated third parties in negotiation and arbitration of a dispute with Summers Labs regarding the existence of a Market Change and the concomitant obligations of the parties. The arbitration panel issued an interim ruling on October 23, 2018 that no Market Change had occurred up to and including the date of the hearing. The arbitration panel issued a second interim ruling on December 26, 2018, rejecting Summers Labs' request to accelerate future minimum royalties, but ruling in favor of Summers Labs that it is owed reimbursement for all reasonable costs and expenses, including legal fees, by Shionogi, as well as interest, as stipulated in the contract. The arbitration panel issued a final award on March 1, 2019 that dictated the final amount of reimbursable costs and interest. The rulings and final award had no direct bearing on the Company because the Company was not a named defendant to the original claim by Summers Labs and a federal court denied Zylera's ability to be a counterclaimant in the matter. Furthermore, the Company was not subject to the guarantee or interest provisions identified in the second ruling as these elements of the contractual relationship were not passed down to or through Lachlan. However, the Company interpreted the rulings’ impact on the Lachlan Agreement to mean that the minimum purchase obligation and minimum royalty provisions of the contract were active and due for any prior periods as well as future periods.

Prior to the Settlement, the Company had recognized an $8.7 million liability for these minimum obligations and $0.4 million for the royalty payable in accrued liabilities as of March 31, 2019. Additionally, prior to settlement, under the terms of the TRx Purchase Agreement, the former TRx owners were required to indemnify the Company for 100% of all “Pre-Acquisition Ulesfia Losses,” as defined in the TRx Purchase Agreement, related to this arbitration, including legal costs, in excess of $1.0 million. Furthermore, the former TRx owners were required to indemnify the Company for 50% of “Post-Acquisition Ulesfia Losses,” as defined in the TRx Purchase Agreement, which would include losses resulting from having to fund these minimum obligations post-acquisition. The Company had recorded an indemnity receivable of $5.2 million in other receivables as of March 31, 2019, which the Company believed was fully collectible.

Pursuant to the Settlement, during the second quarter of 2019, the Company made a $2.3 million cash payment to Concordia for a full release of all current and future liabilities related to the Lachlan Agreement as of June 30, 2019. As a result, the Company reversed the $8.7 million liability for the minimum obligations and $0.4 million royalty payable in accrued liabilities during the second quarter of 2019. The Settlement also released the former TRx owners of their requirement to indemnify the Company for the losses discussed above. As a result, the Company reversed the $5.2 million indemnity receivable in other receivables during the second quarter of 2019. The Settlement resulted in a net reversal of $1.6 million in previously recognized expense to cost of product sales, which lead to the overall negative cost of product sales for the year ended December 31, 2019.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended December 31,
	2019	2018
Audit fees(1)	$571,991	$553,470
Audit-related fees(2)	226,149	135,000
Tax fees(3)	26,910	—
All other fees(4)	1,995	1,995
Total	$827,045	$690,465

(1) Audit fees consisted of audit work performed in the audit of our financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as accounting consultations billed as audit services, and consents and assistance with and review of documents filed with the SEC.

(2) Audit-related fees consist of consulting and advisory fees related to potential acquisitions and strategic transactions and audit fees related to acquired entities.
(3) Tax services principally include tax compliance, tax advice and tax planning.
(4) All other fees consisted of all other products and services provided by the independent registered public accounting firm that are not reflected in any of the previous categories, such as the use of online accounting research tools.

All fees described above were pre-approved by the Audit Committee.

A representative of Ernst & Young is expected to be present at the 2020 Annual Meeting, either in person or by telephone, depending on the COVID-19 situation, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerecor stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Cerecor. Direct your written request to Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850 or contact our Investor Relations department at 410-522-8707 or by email at jharrell@cerecor.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Michael F. Cola
Michael F. Cola
Chief Executive Officer

April 28, 2020

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

Appendix A

CERECOR INC.
~~SECOND~~ THIRD AMENDED AND RESTATED
2016 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: ~~MAY 23, 2019~~ April 24, 2020
Approved by the Stockholders: [_____]
1.GENERAL.
(a)    Successor to and Continuation of Prior Plan. The Plan is intended as the successor to and continuation of the Cerecor, Inc. 2015 Omnibus Incentive Compensation Plan, (the “2015 Plan”). Following the Effective Date, no additional awards may be granted under the 2015 Plan. Any unallocated shares remaining available for the grant of new awards under the 2015 Plan as of 12:01 a.m. Eastern Standard Time on the Effective Date (the “2015 Plan’s Available Reserve”) will cease to be available under the 2015 Plan at such time and will be added to the Share Reserve (as defined in Section 3(a)) and be then immediately available for issuance pursuant to Awards granted under this Plan. In addition, from and after 12:01 a.m. Eastern Standard Time on the Effective Date, all outstanding awards granted under the 2015 Plan and the Cerecor, Inc. 2011 Stock Incentive Plan (the “2011 Plan” and together with the 2015 Plan, the “Prior Plans”) will remain subject to the terms of the 2015 Plan or 2011 Plan, as applicable; provided, however, that the following shares of Common Stock subject to any outstanding stock award granted under the Prior Plans (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as defined in Section 3(a)) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted under this Plan: (i) any shares subject to such stock award that are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to such stock award that are not issued because such stock award or any portion thereof is settled in cash; (iii) any shares issued pursuant to such stock award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; and (iv) any shares that are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. All Awards granted on or after 12:01 a.m. Eastern Standard Time on the Effective Date will be subject to the terms of this Plan.
(b)    Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.
(c)    Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock Awards; (v) Restricted Stock Unit Awards; (vi) Performance Stock Awards; (vii) Performance Cash Awards; and (viii) Other Stock Awards.
(d)    Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
2.ADMINISTRATION.
(a)    Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)    To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a Participant will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.
(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.
(iii)    To settle all controversies regarding the Plan and Awards granted under it.
(iv)    To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).
(v)    To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under an outstanding Award without his or her written consent.
(vi)     To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without his or her written consent.
(vii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.
(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more outstanding Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that except as otherwise provided in the Plan (including this Section 2(b)(viii)) or an Award Agreement, the Board may not amend the terms of an outstanding Award if the Board, in its sole discretion, determines that the amendment, taken as a whole, will materially impair the Participant’s rights under such Award without his or her written consent.
Notwithstanding the foregoing or anything in the Plan to the contrary, unless prohibited by applicable law, the Board may amend the terms of any outstanding Award or the Plan, or may suspend or terminate the Plan, without the affected Participant’s consent, (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (C) to clarify the manner of exemption from, or to bring the Award or the Plan into compliance with, Section 409A of the Code, or (D) to comply with other applicable laws or listing requirements.
(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)    Delegation to Committee.
(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)    Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)    Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards; and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation of authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(y)(iii).
(e)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(f)    Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise or strike price of any outstanding Option or SAR under the Plan or (ii) cancel any outstanding Option or SAR that has an exercise or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.SHARES SUBJECT TO THE PLAN.
(a)    Share Reserve.
(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed ~~8,025,640~~11,815,408 shares, which is the sum of (A) ~~six hundred thousand (~~600,000~~) new~~ shares, (B) 1,915,428 shares, which is the number of shares subject to the 2015 Plan’s Available Reserve as of the Effective Date of the Equity Incentive Plan, ~~and~~ (C) 1,400,000 shares underlying equity awards made to Peter Greenleaf on March 27, 2018, (D) 850,000 shares underlying equity awards made to Simon Pedder on April 15, 2019, (E) ~~3,260,212~~514,400 shares underlying equity awards made to new employees who joined the Company as a result of the Company’s merger with Aevi Genomic Medicine, LLC on February 3, 2020 (the “Aevi Merger”), (F) 500,000 shares underlying equity awards made to Dr. Barer who was appointed to the Company's Board of Directors upon consummation of the Aevi Merger, (G)1,000,000 shares underlying future anticipated equity award related to potential changes to the composition of the Company's Board of Directors, (H) 5,035,580 shares, which represents the automatic increase of the Share Reserve each year as described below (comprised of the following: (i) 377,365 shares added on January 1, 2017, (ii) 1,250,680 shares added on January 1, 2018, ~~and~~ (iii) 1,632,167 shares added on January 1, 2019 and (iv) 1,775,368 shares added on January 1, 2020), and (~~F~~I) the Prior Plans’ Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) through (~~F~~I) above, the “Share Reserve”).

(ii)    The Share Reserve will automatically increase on January 1st of each year, for a period of up to ten years, commencing on January 1, 2017 and ending on (and including) January 1, 2026, in an amount equal to 4% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.
(iii)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(b)    Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.
(c)    Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be five million (5,000,000) shares of Common Stock.
(d)    Section 162(m) Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations will apply; provided, however, that if any additional Awards are granted to any Participant during any calendar year in excess of the limits below, compensation attributable to such additional Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Award is approved by the Company’s stockholders.
(i)    A maximum of five hundred thousand (500,000) shares of Common Stock subject to Options and SARs whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Option or SAR is granted may be granted to any one Participant during any one calendar year.
(ii)    A maximum of five hundred thousand (500,000) shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).
(iii)    A maximum of three million five hundred thousand dollars ($3,500,000) subject to Performance Cash Awards may be granted to any one Participant during any one calendar year.
For purposes of this Section 3(d): (1) if a Performance Stock Award is in the form of an Option or SAR, it will count only against the Performance Stock Award limit set forth in Section 3(d)(ii); (2) if a Performance Stock Award may be paid in the form of cash, it will count only against the Performance Stock Award limit set forth in Section 3(d)(ii); and (3) if a Performance Cash Award may be paid in the form of Common Stock, it will count only against the Performance Cash Award limit set forth in Section 3(d)(iii).
(e)    Limits on Grants to Non-Employee Directors. The maximum number of shares of Common Stock subject to Stock Awards granted under the Plan or otherwise during any one calendar year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, will not exceed $500,000 in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes), or, with respect to the calendar year in which a Non-Employee Director is first appointed or elected to the Board, $700,000. The Board may make exceptions to the applicable limit in this Section 3(e) for individual Non-Employee Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
(f)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.ELIGIBILITY.
(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with Section 409A of the Code.
(b)    Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.
Each Option or SAR Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The terms and conditions of separate Option or SAR Agreements need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.
(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)    Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
(i)    by cash (including electronic funds transfers), check, bank draft or money order payable to the Company;
(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)    if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)    in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.
(d)    Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.
(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:
(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution (or pursuant to Sections 5(e)(ii) and 5(e)(iii)), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.
(ii)    Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)    Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f)    Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)    Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is three (3) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the

Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(h)    Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of a Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of a Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.
(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date that is twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after such termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) a Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date that is eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
(k)    Termination for Cause. Except as explicitly provided otherwise in the applicable Award Agreement or other individual written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)    Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or

SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another written agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.
6.PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.
(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash (including electronic funds transfers), check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)    Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to or repurchase by the Company in accordance with a vesting schedule to be determined by the Board.
(iii)    Termination of Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant that have not vested as of the date of such termination under the terms of the Participant’s Restricted Stock Award Agreement.
(iv)    Transferability. Rights to acquire shares of Common Stock under a Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.
(v)    Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.
(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit

Award Agreement will conform to (through incorporation of the provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to the Restricted Stock Unit Award to a time after the vesting of the Restricted Stock Unit Award.
(v)    Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)    Termination of Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates, any portion of the Participant’s Restricted Stock Unit Award that has not vested as of the date of such termination will be forfeited upon such termination.
(c)    Performance Awards.
(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of specified Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee may determine that cash may be used in payment of Performance Stock Awards.
(ii)    Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of specified Performance Goals. A Performance Cash Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board or the Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board or the Committee may specify, to be paid in whole or in part in cash or other property.
(iii)    Committee and Board Discretion. With respect to any Performance Stock Award or Performance Cash Award, the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board or the Committee) retains the discretion to (A) reduce or eliminate the compensation or economic benefit due upon attainment of the Performance Goals on the basis of any considerations as the Committee or Board (as applicable), in its sole discretion, may determine and (B) define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(iv)    Section 162(m) Compliance. With respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless otherwise permitted under Section 162(m) of the Code, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such Performance Goals or terms relate solely to the increase in the value of the Common Stock).
(d)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.COVENANTS OF THE COMPANY.
(a)    Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.
(b)    Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
(c)    No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.
8.MISCELLANEOUS.
(a)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.
(b)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(c)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.
(d)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(f)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award, and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)    Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.
(i)    Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(j)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)    Section 409A Compliance. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment may be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.
(l)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.
(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c); (iii) the class(es) and maximum number of securities that may be awarded to any Participant pursuant to Section 3(d); (iv) the class(es) and maximum number of securities that may be awarded to any Non-Employee Director pursuant to Section 3(e); and (v) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)    Dissolution or Liquidation. Except as otherwise provided in the applicable Stock Award Agreement or other written agreement between a Participant and the Company or an Affiliate, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to a forfeiture condition or the Company’s right of repurchase may be reacquired or repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to forfeiture or repurchase (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)    Corporate Transactions. In the event of a Corporate Transaction, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or consummation of the Corporate Transaction, unless otherwise provided in the instrument evidencing the Stock Award, in any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company, or unless otherwise expressly provided by the Board at the time of grant of the Stock Award:
(i)    arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii)    arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)    accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;
(iv)    arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
(v)    cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, and pay such cash consideration (including no consideration) as the Board, in its sole discretion, may consider appropriate; and
(vi)    cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the per share amount payable to holders of Common Stock in connection with the Corporate Transaction, over (B) the per share exercise price under the applicable Award. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. In addition, any escrow, holdback, earnout or similar provisions in the definitive agreement for the Corporate Transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Stock.
The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.
In the event of a Corporate Transaction, unless otherwise provided in the instrument evidencing a Performance Cash Award or any other written agreement between the Company or any Affiliate and the Participant, or unless otherwise expressly provided by the Board, all Performance Cash Awards outstanding under the Plan will terminate prior to the effective time of such Corporate Transaction.
(d)    Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award, in any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company, but in the absence of such provision, no such acceleration will occur.
10.TERMINATION OR SUSPENSION OF THE PLAN.
(a)    The Board may suspend or terminate the Plan at any time. No Incentive Stock Option may be granted after the tenth (10th) anniversary of the earlier of (i) the Adoption Date or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)    No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan (including Section 2(b)(viii)) or an Award Agreement.

11.EFFECTIVE DATE OF PLAN.
This Plan will become effective on the Effective Date.
12.CHOICE OF LAW.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
13.DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)    “Adoption Date” means April 5, 2016, which is the date the Plan was adopted by the Board.
(b)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)     “Award” means a Stock Award or a Performance Cash Award.
(d)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(g)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(h)    “Cause” will have the meaning ascribed to such term in any written agreement between a Participant and the Company or an Affiliate defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant has breached his or her employment or service contract with the Company or an Affiliate, (ii) such Participant has engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) such Participant has disclosed trade secrets or confidential information of the Company or an Affiliate to persons not entitled to receive such information, (iv) such Participant has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company or an Affiliate or (v) such Participant has engaged in such other behavior detrimental to the interests of the Company or an Affiliate as the Company determines. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(i)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)    individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between a Participant and the Company or an Affiliate will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that (1) if no definition of Change in Control (or any analogous term) is set forth in such an individual written agreement, the foregoing definition will apply; and (2) no Change in Control (or any analogous term) will be deemed to occur with respect to Awards subject to such an individual written agreement without a requirement that the Change in Control (or any analogous term) actually occur. If required for compliance with Section 409A of the Code, in no event will an event be deemed a Change in Control if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company, or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations

Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k)    “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(l)    “Common Stock” means the common stock of the Company.
(m)    “Company” means Cerecor, Inc., a Delaware corporation.
(n)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(o)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(p)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)    a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company;
(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
If required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company, or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Corporate Transaction” to conform to the definition of a “change in control event” under Section 409A of the Code and the regulations thereunder.
(q)    “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.
(r)    “Director” means a member of the Board.
(s)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(t)    “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016, provided that this Plan is approved by the Company’s stockholders at such meeting.
(u)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(v)    “Entity” means a corporation, partnership, limited liability company or other entity.
(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(x)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(y)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(z)     “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(aa)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(bb)    “Nonstatutory Stock Option” means an option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.
(cc)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(dd)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ee)    “Option Agreement” means a written agreement between the Company and a holder of an Option evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(ff)    “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(gg)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(hh)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(ii)    “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(jj)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(kk)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(ll)    “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes and depreciation and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) revenue, growth in revenue or return on sales; (xi) income or net income; (xii) operating income, (xiii) net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue or return on operating profit; (xvii) regulatory filings; (xviii) regulatory approvals, litigation or regulatory resolution goals; (xix) other operational, regulatory or departmental objectives; (xx) budget comparisons; (xxi) growth in stockholder value relative to established indexes, or another peer group or peer group index; (xxiii) development and implementation of strategic plans and/or organizational restructuring goals; (xxiv) development and implementation of risk and crisis management programs; (xxv) improvement in workforce diversity; (xxvi) compliance requirements and compliance relief; (xxvii) safety goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxi) measures of customer satisfaction, employee satisfaction or staff development; (xxxii) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxiii) merger and acquisitions; (xxxiv) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, new and supplemental indications for existing products, and product supply); (xxxv) initiation of phases of clinical trials and/or studies by specific dates; (xxxvi) acquisition of new customers, including institutional accounts; (xxxvii) customer retention and/or repeat order rate; (xxxviii) number of institutional customer accounts (xxxix) budget management; (xl) improvements in sample and test processing times; (xli) regulatory milestones; (xlii) progress of internal research or clinical programs; (xliii) progress of partnered programs; (xliv) partner satisfaction; (xlv) milestones related to samples received and/or tests run; (xlvi) expansion of sales in additional geographies or markets; (xlvii) research progress, including the development of programs; (xlviii) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product; (xlix) timely completion of clinical trials; (l) milestones related to samples received and/or tests or panels run; (li) expansion of sales in additional geographies or markets; (lii) research progress, including the development of programs; (liii) patient samples processed and billed; (liv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); (lv) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (lvi) and other similar criteria consistent with the foregoing; and (lvii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.
(mm)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.
(nn)    “Performance Period” means the period of time selected by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or Board, if applicable).
(oo)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(pp)    “Plan” means this Cerecor, Inc. 2016 Equity Incentive Plan.
(qq)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(rr)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ss)    “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(tt)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(uu)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(vv)    “Rule 405” means Rule 405 promulgated under the Securities Act.
(ww)    “Securities Act” means the Securities Act of 1933, as amended.
(xx)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(yy)    “Stock Appreciation Right Agreement” or “SAR Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(zz)    “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.
(aaa)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(bbb)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(ccc)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

0

CERECOR INC.

Proxy for Annual Meeting of Stockholders on June 18, 2020

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael Cola and Christopher Sullivan, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock held by the undersigned of record on April 23, 2020, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Cerecor Inc., to be held on June 18, 2020 at 8:30 am Eastern Time at the Sheraton Rockville Hotel 920 King Farm Blvd, Rockville, MD 20850, and at any adjournments or post-ponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

CERECOR

June 18, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2019 annual report to stockholders and Annual Report on Form 10-K are available at ir.cerecor.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000100 3 061820

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1 To elect the first seven directors nominated by our board of directors and named in the proxy statement to hold office until the 2021 Annual Meeting of Stockholders.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Sol Barer
- ○ Steven J. Boyd
- ○ Suzanne Bruhn
- ○ Michael Cola
- ○ Philip Gutry
- ○ Magnus Persson
- ○ Joseph Miller

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR the director nominees in Proposal 1, and FOR Proposal 2.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CERECOR

June 18, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2019 annual report to stockholders and Annual Report on Form 10-K are available at ir.cerecor.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20730000000000000100 3   061820

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1 To elect the first seven directors nominated by our board of directors and named in the proxy statement to hold office until the 2021 Annual Meeting of Stockholders.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Sol Barer
- ○ Steven J. Boyd
- ○ Suzanne Bruhn
- ○ Michael Cola
- ○ Philip Gutry
- ○ Magnus Persson
- ○ Joseph Miller

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR the director nominees in Proposal 1, and FOR Proposal 2.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

CERECOR

To Be Held On:

June 18, 2020 at at 8:30 am Eastern Time

at the Sheraton Rockville Hotel 920 King Farm Blvd, Rockville, MD 20850

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 06/04/20.

Please visit ir.cerecor.com, where the following materials are available for view:

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- 2019 Annual Report and Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)**
E-MAIL: info@astfinancial.com
WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE: **IN PERSON:** You may vote your shares in person by attending the Annual Meeting.

ONLINE: To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

MAIL: You may request a card by following the instructions above.

1 To elect the first seven directors nominated by our board of directors and named in the proxy statement to hold office until the 2021 Annual Meeting of Stockholders.

NOMINEES:

Sol Barer
Steven J. Boyd
Suzanne Bruhn
Michael Cola
Philip Gutry
Magnus Persson
Joseph Miller

Please note that you cannot use this notice to vote by mail.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.